ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT

This ASSIGNMENT, TRANSFER AND ASSUMPTION AGREEMENT (the "Agreement") is entered into as of December 7, 2002 (the "Effective Date"), by and between Galen (Chemicals) Limited ("Galen"), a company organized and existing under the laws of the Republic of Ireland with offices located at 4 Adelaide Street, Dun Laoghaire, Co. Dublin, Ireland, and Eli Lilly and Company ("Lilly"), a corporation organized and existing under the laws of the State of Indiana with offices located at Lilly Corporate Center, Indianapolis, Indiana 46285. Galen and Lilly are sometimes referred to herein individually as a "Party" and collectively as "Parties".

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, Lilly and Galen desire to enter into an agreement pursuant to which: (i) Lilly will sell or license to Galen, and Galen will purchase or license from Lilly, certain patents, promotional materials, supplemental new drug application, copyrights, trade dress, technology and trademarks owned or licensed by Lilly, (ii) Galen will license to Lilly (or Lilly will reserve) certain rights under patents, the supplemental new drug application, technology, copyrights, trade dress, trademarks and other assets purchased by or licensed to Galen to be used by Lilly to manufacture Product for Galen under the Manufacturing Agreement and to carry out the Permitted Activities, and (iii) Galen will assume certain liabilities associated with the rights transferred herein, each in accordance with the terms and conditions set forth herein; and

WHEREAS, Lilly and Galen desire to enter into a separate manufacturing agreement of even date herewith (the "Manufacturing Agreement") whereby Lilly will manufacture certain presentations of Product on behalf of Galen.

NOW, THEREFORE, in consideration of the foregoing, the covenants and promises contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Lilly and Galen agree as follows:

  DEFINITIONS

  For purposes of this Agreement, the following terms will have the meanings set forth below:

    "Activities" means the manufacture, packaging, marketing, distribution, promotion and sales of the Product as conducted by Lilly in the Territory prior to the Closing Date.

    "Affiliates" means, with respect to a Party, any Persons directly or indirectly controlling, controlled by, or under common control with, such Party. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by contract or otherwise.

    "ANDA" means an Abbreviated New Drug Application approved by the FDA pursuant to 21 C.F.R. Section 314 authorizing the manufacturing and marketing of a product in the Territory.

    "Applicable Laws" means all applicable laws, ordinances, rules, regulations, writs, judgments, decrees, injunctions (whether preliminary or final), orders and other requirements of any kind whatsoever of any Governmental or Regulatory Authority, including all laws, ordinances, rules, orders and regulations promulgated by the United States Federal Trade Commission and the FDA, including cGMP (as defined in the Manufacturing Agreement).

    "Applicable Market" will have the meaning set forth in Section 2.5.

    "Application for Marketing Authorization" means, with respect to the Product or a Galen New Product, a New Drug Application or ANDA filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314.

    "Assigned Internet Domain Names" means the registered Internet domain names listed in paragraph 2 of Exhibit A.

    "Assigned Trade Dress" means any unique, distinctive, appearance, look, shape, size or color of the Product marketed by Lilly or its Affiliates in the Territory as of the Effective Date other than the Licensed Trademark and Trade Dress.

    "Assigned Trademarks" means the trademarks and Internet domain names listed in paragraph 1 of Exhibit A attached hereto, and all amendments thereto. For avoidance of doubt, the Assigned Trademarks do not include the Assigned Trade Dress or Licensed Trademark and Trade Dress.

    "Assumed Liabilities" will have the meaning set forth in Article 10.

    "Calendar Quarter" means the three month periods ending on March 31, June 30, September 30, or December 31. The initial Calendar Quarter will be deemed to begin on the Closing Date and end on the first to occur of March 31, June 30, September 30 or December 31 in the same Calendar Year.

    "Calendar Year" means the twelve (12) month period ending on December 31st. The initial Calendar Year will be deemed to begin on the Closing Date and end on December 31, 2002.

    "Closing Date" will have the meaning set forth in Section 7.3(a).

    "Combination Product" means (i) a pharmaceutical product that contains (A) fluoxetine hydrochloride or any analog, derivative, improvement or variation thereof, and (B) one or more active ingredients in physical admixture, and/or (ii) a pharmaceutical product in which a finished form of fluoxetine hydrochloride or any analog, derivative, improvement or variation thereof (a "Combo Ingredient") is contained separately but marketed as a unit with one or more other active ingredients.

    "Common Law Licensed Trade Dress" means the rights to the appearance, look, shape or size (but not color) of the parabaloidal capsule as it relates to the Product in the Territory.

    "Competing Product" means a pharmaceutical product which is an AB-rated equivalent to the Product, as defined in the 21st edition of Approved Drug Products with Therapeutic Equivalence Evaluations issued by the United States Department of Health and Human Services.

    "Competition Authority" will have the meaning set forth in Section 7.1(e).

    "Confidential Information" means information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party or its Representatives (the "Receiving Party") from the other Party, or its Representatives or the Representatives of the Receiving Party (the "Disclosing Party") that the Receiving Party has a reasonable basis to believe is confidential to the Disclosing Party or is treated by the Disclosing Party as confidential, unless such information:

      was known to the Receiving Party prior to the Effective Date, as documented in written records or publications that lawfully are in the possession of the Receiving Party;

      was lawfully available to the trade or to the public prior to receipt from the Disclosing Party;

      becomes lawfully available to the trade or to the public after receipt from the Disclosing Party through no act on the part of the Receiving Party or its Representatives;

      is obtained by the Receiving Party from any Third Person having a legal right to disclose such information or data and who is not otherwise under an obligation of non-disclosure/non-use to the Disclosing Party; or

      is independently developed by an employee, contractor or agent of the Receiving Party, subsequent to and without access or reference to the information received from the Disclosing Party, as demonstrated by contemporaneous written records.

    Notwithstanding the foregoing, (i) where a Disclosing Party discloses Confidential Information relating to an asset of such Disclosing Party to the Receiving Party, and the Receiving Party is or later becomes the owner of the asset, the Confidential Information then will be deemed to be Confidential Information of the Receiving Party, and the Disclosing Party may disclose such Confidential Information only in accordance with Article 8, provided, however, that where such Confidential Information was originally owned by Lilly, Lilly may use such Confidential Information for, and disclose such Confidential Information to the extent necessary or useful to carry out, the Permitted Activities without the prior written consent of Galen, and (ii) with respect to Confidential Information related to the Product Licensed Technology, Product Licensed Patent and Licensed Trademark and Trade Dress, Galen may use and disclose such Confidential Information for the purposes described in this Agreement (including the agreements contemplated by this Agreement) without the prior written consent of Lilly.

    "Co-Promotion Sales Force" means the professional sales representatives employed by Lilly and designated in Lilly's "Alpha" and "Gamma" sales divisions as of the date of this Agreement.

    "Copyrights" means all of Lilly's copyright rights listed in Exhibit B attached hereto, and any and all package inserts (excluding any Lilly-owned trademarks, logos or designs therein or trademarks, logos or designs licensed by Lilly therein other than those trademarks, logos or designs expressly assigned to Galen pursuant to the terms hereof), which are or were used or exercised by Lilly or its Affiliates solely in connection with the Activities.

    "Current Phase IV Clinical Trial" means Lilly's commitment to the FDA, as it exists as of the Effective Date, to conduct a Phase IV clinical trial for the use of Product by adolescents, as summarized in Exhibit K attached hereto.

    "Damages" means any and all costs, losses, claims, liabilities, fines, penalties, expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

    "Data Exclusivity Period" means the period of time (if any) beginning on the date of the first Regulatory Approval by the FDA during which the FDA prohibits reference, without the consent of the owner of an Application for Marketing Authorization or Regulatory Approval package, to the clinical and other data that relates to the applicable Galen New Product and that is contained in such Application for Marketing Authorization or Regulatory Approval package and that is not published or publicly available outside of such Application for Marketing Authorization or Regulatory Approval package.

    "Deductible Amount" will have the meaning set forth in Section 11.4.

    "Effective Date" will have the meaning set forth in the first paragraph of this Agreement.

    "Excluded Liabilities" means:

(a) all Obligations arising out of any claims by the FDA, or any other Governmental or Regulatory Authority that Lilly has failed to fulfill Lilly's regulatory obligations in connection with the sNDAs prior to the Closing Date;

    all Obligations, regardless of when asserted, arising out of the manufacture, marketing, packaging, distribution, promotion or sale of the Product prior to the Closing Date, including product liability claims;

    all Obligations that Lilly expressly covenants and agrees to perform pursuant to the provisions of this Agreement or the Manufacturing Agreement;

    all Obligations of Lilly arising out of Section 6.14;

    all Obligations in respect of taxes relating to any of the assets or rights assigned or licensed pursuant to this Agreement (the "Property") for any period prior to the Closing Date;

    all Obligations of Lilly arising out of Section 3.11(b); and

    all Obligations relating to the Product, but only to the extent sold prior to the Closing Date or related to any period prior to the Closing Date;

except in each case to the extent caused by the acts or omissions of Galen, its Affiliates or Galen's or Galen's Affiliates' respective employees, agents or contractors, or a breach of this Agreement by Galen.

    "FDA" means the United States Food and Drug Administration, and any successor agency or entity that may be established hereafter.

    "Galen New Product" means (i) any pharmaceutical product other than the Product which includes fluoxetine or fluoxetine hydrochloride or any analog, derivative, improvement, or variation of fluoxetine or fluoxetine hydrochloride as an active ingredient, including Combination Products, to the extent such products treat the Indications, (ii) any pharmaceutical product other than the Product marketed under a name which includes or contains in whole or in part "Sarafem", "Sarafems" or "Sarafemz", or any variant or colorable imitation of "Sarafem", "Sarafems" or "Sarafemz", or (iii) the Product to the extent it is marketed or promoted for any Indications other than PMDD. Notwithstanding the foregoing sentence, a pharmaceutical product will not be a "Galen New Product" solely because (x) new packaging is created, designed or developed by Galen for the Product, and/or (y) the Product is manufactured into conventional capsules instead of Pulvules (R). For purposes of Sections 2.4 (solely for purpose of determining if a Galen Third Person Royalty is owed by Lilly), 2.5 and 3.7(b), Galen New Product shall only include pharmaceutical products which include fluoxetine or fluoxetine hydrochloride or any analogs, derivatives, improvements or variations created by or for Galen to the extent such products treat the Indications. Notwithstanding the preceding sentence, for purposes of Sections 2.4 (solely for purpose of determining if a Galen Third Person Royalty is owed by Lilly), 2.5 and 3.7(b), Galen New Product shall not include a pharmaceutical product containing fluoxetine or fluoxetine hydrochloride or any analogs, derivatives, improvements or variations for the treatment of an Indication to the extent created by Lilly or a Third Person other than a contractor for Galen.

    "Galen New Product Valid Claim" means any claim in a pending patent application or in an issued or granted patent with respect to the applicable Galen New Product, the term or any extension or supplementation of which has not expired, and which has not been held unenforceable, unpatentable or invalid by a decision of a court or other Governmental or Regulatory Authority of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer.

    "Galen Royalty Payment" will have the meaning set forth in Section 2.3.

    "Galen Third Person Royalty Payment" will have the meaning set forth in Section 2.4.

    "Governmental or Regulatory Authority" means any United States, state or local governmental or regulatory authority, agency, commission, court or instrumentality, including the FDA.

    "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Section 7A of the Clayton Act, 15 U.S.C. Section 18a, as amended.

    "Implementation Team" will have the meaning set forth in Section 6.1.

    "Indemnified Party" and "Indemnifying Party" will have the meanings set forth in Section 11.3.

    "Indevus" means Indevus Pharmaceuticals, Inc. (formerly known as Interneuron Pharmaceuticals, Inc.) or any successor entity.

    "Indevus Agreement" means that certain License Agreement between Lilly and Indevus, dated June 19, 1997, as amended, supplemented or modified as of the date of this Agreement.

    "Indications" means premenstrual syndrome, which includes PMDD, which has also been known as late luteal phase dysphoric disorder.

    "Intellectual Property" will have the meaning set forth in Section 4.1.

    "Inventory" will have the meaning assigned in the Manufacturing Agreement.

    "Know-How" means unpatented (whether patentable or not) technical information which is not in the public domain including, without limitation: specifications; tangible or intangible manufacturing, physical chemistry and formulation know-how; analytical testing methods and validations; technical knowledge; expertise; skill; practices and procedures; formulae; tangible or intangible trade secrets; inventions (whether or not patentable); ideas; conceptions; reductions-to-practice; confidential and/or proprietary information; analytical methodology; processes (including any portion, step and component of such processes); methods; preclinical, clinical, stability and other data and results; chemical samples or substances; and all other experience and know-how, whether or not patentable; provided however, that Know-How will not include any patents.

    "Legal Representation Letter" means the Legal Representation Agreement, dated as of even date herewith, between Galen (Chemicals) Limited and Eli Lilly and Company, as hereafter amended, supplemented or otherwise modified.

    "Licensed Trademark and Trade Dress" means (i) the United States Pulvules® Trademark, (ii) the Common Law Licensed Trade Dress, and (iii) the United States Parabaloidal Capsule Trade Dress.

    "Lilly Royalty Payment" will have the meaning set forth in Section 2.5.

    "Lilly Third Person Royalty Payment" will have the meaning set forth in Section 2.4.

    "Litigation Agreement" means the Litigation Agreement, dated as of even date herewith, between Galen (Chemicals) Limited and Eli Lilly and Company, as hereafter amended, supplemented or otherwise modified.

    "Manufacturing Agreement" will have the meaning set forth in the second WHEREAS clause of this Agreement.

    "Marketing Materials" means (i) all market research, marketing plans, media plans, advertising, marketing-related clinical study results, form letters and medical queries, sales training materials, customer lists (including doctors, general purchasing organizations (GPOs) and pharmacists), promotional and marketing books and records, in each case, to the extent owned by Lilly or its Affiliates and that solely pertain to PMDD or the marketing and promotion of the Product in the Territory; and (ii) the Promotional Materials, provided, however, that "Marketing Materials" will exclude the labeling of the Product, which will be deemed part of the sNDAs.

    "MIT" means Massachusetts Institute of Technology.

    "MIT License Agreement" means the Patent License Agreement (Exclusive), dated February 13, 1996, between MIT and Interneuron Pharmaceuticals, Inc., as amended, supplemented or otherwise modified as of the date hereof including, without limitation, the Side Agreement, dated June 17, 1997, among Indevus, Lilly, Eli Lilly S.A. and MIT.

    "Net Sales" means, with respect to the applicable pharmaceutical product, the gross amount invoiced by a Permitted Seller for sales of such applicable pharmaceutical product to Third Persons (other than Permitted Sellers), less trade, quantity, period, and cash discounts allowed;

      such applicable pharmaceutical product returns, credits and allowances;

      any tax imposed on the production, sales, delivery or use of the applicable pharmaceutical product;

      allowance for distribution expenses such as freight and insurance; and

      any other similar or customary deductions.

Such amounts will be determined from books and records maintained in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). In determining Net Sales of Galen New Product made by Lilly outside the Territory, Lilly's methodology of converting foreign currency sales into United States Dollars will be applied.

A Net Sale of a Product or Galen New Product will be deemed to have been made as of the date of delivery of such Product or Galen New Product to the Permitted Seller's customer without regard to whether its customer has actually paid the Permitted Seller; provided, however, that the amount of Net Sales will be determined by the actual Net Sale of Product or Galen New Product, as the case may be, it being acknowledged by the Parties that the actual amount of Net Sale may not be able to be determined as of the deemed date of Net Sale.

Solely with respect to a Combination Product constituting a Galen New Product in which a Combo Ingredient is contained separately but marketed as a unit with one or more other active ingredients (a "Separated Combination Product"), the Net Sales of the Separated Combination Product, for the purposes of determining Galen Royalty Payments and/or Lilly Royalty Payments, as applicable, attributable thereto, but not for purposes of determining any royalty payments payable or owed to any Third Person as a result of Net Sales of such Separated Combination Product, shall be determined by multiplying the Net Sales of the Separated Combination Product by the fraction, A / (A+B) where A is the weighted average sale price of the Combo Ingredient when sold separately, and B is the weighted average sale price of the other product(s) sold separately in finished form.

In the event that the weighted average sale price of the Combo Ingredient can be determined but the weighted average sale price of the other product(s) cannot be determined, Net Sales of the Separated Combination Product for purposes of determining Galen Royalty Payments and/or Lilly Royalty Payments, as applicable, but not Galen Third Person Royalty Payments or Lilly Third Person Royalty Payments, as applicable, shall be calculated by multiplying the Net Sales of the Separated Combination Product by the fraction A / C where A is the weighted average sale price of the Combo Ingredient when sold separately and C is the weighted average sale price of the Separated Combination Product.

In the event that the weighted average sale price of the other product(s) can be determined but the weighted average sale price of the Combo Ingredient cannot be determined, Net Sales of the Separated Combination Product for purposes of determining Galen Royalty Payments and/or Lilly Royalty Payments, as applicable, but not Galen Third Person Royalty Payments or Lilly Third Person Royalty Payments, as applicable, shall be calculated by multiplying the Net Sales of the Separated Combination Product by the fraction that is equal to one (1) minus (B / C) where B is the weighted average sale price of the other product(s) when sold separately in finished form and C is the weighted average selling price of the Separated Combination Product.

In the event that the weighted average sale price of both the Combo Ingredient and the other product(s) in the Separated Combination Product cannot be determined, the Net Sales of the Separated Combination Product for purposes of determining the Galen Royalty Payments and/or Lilly Royalty Payments, as applicable, shall be determined through the good faith negotiation by the Parties. If the Parties are unable to agree upon a percentage of the Net Sales of Separated Combination Product to be attributed to the Combo Ingredient and the other product(s) in the Combination Product for the purpose of determining royalty payments hereunder within thirty (30) days after the commencement of good faith negotiations, the Net Sales of the Separated Combination Product for purposes of determining the Galen Royalty Payments and/or Lilly Royalty Payments, as applicable, will be deemed to be equal to fifty percent (50%) of the Net Sales of the Separated Combination Product.

The weighted average sale price for a Combo Ingredient, other product(s) or Separated Combination Product shall be calculated once each Calendar Year and such price shall be used during all applicable royalty reporting periods for the entire following Calendar Year. When determining the weighted average sale price of a Combo Ingredient, other product(s) or Separated Combination Product, the weighted average sale price to be used for a Calendar Year shall be calculated by dividing the gross sales dollars (translated into U.S. dollars) by the relevant units of active ingredient sold during the twelve (12) months (or the number of months sold in a partial Calendar Year) of the preceding Calendar Year for such Combo Ingredient, other product(s) or Combination Product. In the event the weighted average sale price to be used in a Calendar Year cannot be determined by the first of such Calendar Year, the weighted average sales price used in the prior Calendar Year will be used until such time as the actual weighted average sales price can be determined, at which time, any over or under payments due to a difference between the actual weighted average sale price and the weighted average sale price used until the actual weighted average sale price was determined will be paid or credited, as applicable, in the first and subsequent (in the case of a credit), if necessary, Lilly Royalty Payment or Galen Royalty Payment, as applicable, after such determination. In the initial Calendar Year in which the launch of a Combo Ingredient, the other products or Combination Products occurs, a forecasted weighted average sale price will be used for the Combo Ingredient, other product(s), or Combination Product. Any over or under payment due to a difference between forecasted and actual weighted average sale prices for the initial Calendar Year will be paid or credited in the first and subsequent (in the case of a credit), if necessary, Galen Royalty Payments or Lilly Royalty Payments, as applicable, of the following Calendar Year.

For avoidance of doubt, the foregoing procedure will not be utilized for (i) the determination of Net Sales of Combination Products that constitute a Galen New Product other than Separated Combination Product, or (ii) the determination of Galen Third Person Royalties or Lilly Third Person Royalties.

    "Non-Transferred Books and Records" means all readily available files, documents, instruments, papers, books and records (including scientific, regulatory and financial) owned by Lilly or an Affiliate of Lilly to the extent, and only to the extent, they solely relate to (a) the license granted to Galen under Lilly's sNDA pursuant to Section 3.4 or (b) any other licenses granted by Lilly to Galen under the Product Licensed Patents, Product Licensed Technology and the Licensed Trademark and Trade Dress.

    "Obligations" will have the meaning set forth in Article 10.

    "Permitted Activities" means (a) manufacturing the Product, or having the Product manufactured, for Galen under the Manufacturing Agreement and otherwise fulfilling its obligations thereunder, (b) making or having the Product made in the Territory or outside of the Territory for purposes of Lilly or its Affiliates distributing, using, selling, offering to sell, importing, exporting, marketing, promoting, co-marketing and co-promoting the Product outside the Territory, (c) making, having made, distributing, using, selling, offering to sell, importing, exporting, marketing, promoting, co-marketing and co-promoting the Product outside of the Territory, (d) developing, making, having made and using Product anywhere in the world for internal research purpose, (e) co-promoting the Product in accordance with Section 3.11, and (f) conducting the Current Phase IV Clinical Trial.

    "Permitted Seller" means, in the case of Galen, Galen and its Affiliates and any assignee, licensee or sublicensee (other than Lilly and its Permitted Sellers) having the right to sell Product or Galen New Product in the Territory, and, in the case of Lilly, Lilly and its Affiliates, contractors and sublicensees (other than Galen and its Permitted Sellers) having the right to sell Galen New Product outside of the Territory. Notwithstanding the preceding sentence, there will be only one Person who is a Permitted Seller with respect to each commercial sale of Product and such Person will be the first Person that makes a sale into the distribution channel. By way of example, if Galen contracts with a Third Person to manufacture finished Product and such manufacturer sells Product to Galen, who in turn sells Product to a wholesaler, who in turn sells Product to a retail chain, Galen will be the Permitted Seller since it was the first Person to sell the Product into the distribution chain.

    "Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any Governmental or Regulatory Authority or any other organization or entity.

    "PMDD" means premenstrual dysphoric disorder.

    "Prescribing Professional" means physicians, osteopaths, nurse practitioners and physicians' assistants and any other healthcare professional with prescribing authority.

    "Product" means fluoxetine hydrochloride as marketed as of the Effective Date in the Territory as Sarafem (R) under the sNDA for the treatment of PMDD.

    "Product Intellectual Property" means (a) the Copyrights, (b) Assigned Trade Dress, and (c) the Assigned Trademarks.

    "Product Licensed Patent" means the United States patent listed in Exhibit C attached hereto.

    "Product Licensed Technology" means all Know-How held or licensed by Lilly as of the Closing Date, to the extent such Know-How is used by Lilly in connection with the development, manufacture, use or sale of the Product in the Territory as of the Closing Date.

    "Promotional Materials" means all existing and readily available advertising and promotional materials, including flyers, brochures, pamphlets, medical education slides, monographs or CME programs video cassettes, computer disks, CD-ROMs, websites, non-licensed software, tradeshow materials and booths, literature, journal articles or reprints, or any similar materials or items, which are owned by Lilly (including, without limitation, promotional materials contained in computer disks, CD-ROM or other electronic format and in the possession of Lilly's advertising agencies) and are readily available and pertain solely or exclusively to PMDD, the promotion of the Product in the Territory or the Activities.

    "Purchased Assets" means all right, title and interest in and to (i) the Product Intellectual Property, together with the goodwill associated therewith, (ii) the Marketing Materials, (iii) to the extent permitted by Applicable Laws, the Transferred Books and Records and (iv) the Assigned Internet Domain Names.

    "Quality Agreement" will have the meaning set forth in the Manufacturing Agreement.

    "Reduction Date" means, the date the notice referred to in Section 2.2 is sent by Galen to Lilly.

    "Regulatory Approval" means, with respect to a Galen New Product, approval by the FDA of an Application for Marketing Authorization and satisfaction of any related applicable FDA registration and notification requirements (if any).

    "Remedies" will have the meaning set forth in Section 6.17.

    "Representatives" of a Party means that Party's agents, contractors, employees, officers, directors, consultants and advisors; its Affiliates; and the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates, agents, contractors, consultants and advisors.

    "Secondary Detail" means a promotional message involving the Product delivered by a professional sales representative in the Co-Promotion Sales Force during a face-to-face contact with a Prescribing Professional in which key Product attributes are verbally presented, consistent with the terms of this Agreement, and where such Product is given an important but not primary emphasis.

    "sNDAs" mean the United States supplemental New Drug Applications #058 and #067 under NDA 18-936.

    "Territory" means the United States.

    "Third Person" means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

    "Transferred Books and Records" means all readily available files, documents, instruments, papers, books and records (including scientific, regulatory, financial, tax and operational) other than the Non-Transferred Books and Records owned by Lilly or an Affiliate of Lilly to the extent, and only to the extent, they solely relate to both (a) the Product or the Activities and (b) the Purchased Assets.

    "United States" or "U.S." means the fifty (50) states and the District of Columbia constituting the United States of America and any territory or commonwealth owned or controlled by the United States of America, including the Commonwealth of Puerto Rico.

    "United States Paraboloidal Capsule Trademark" means the United States registered trademark design for a paraboloidal capsule, registration number 732,393, registration date 06/05/1962.

    "United States Pulvules® Trademark" means the United States registered trademark Pulvules® , registration number 144210, registration date 06/28/1921.

  CONSIDERATION

  In consideration of (i) Lilly's sale of Purchased Assets to Galen as set forth in this Agreement, (ii) Galen's purchase of Product pursuant to the Manufacturing Agreement, and (iii) the licenses granted by Lilly to Galen under the Product Licensed Patents, Product Licensed Technology, the sNDAs and Licensed Trademark and Trade Dress, as set forth in this Agreement, Galen will pay the following amounts, as set forth in Sections 2.1, 2.2, 2.3 and 2.4:

    Galen's Payment Upon the Closing Date. On the Closing Date, Galen will pay to Lilly the non-refundable, non-creditable sum of Three Hundred Seven Million Five Hundred Thousand Dollars ($307,500,000) (the "Closing Date Payment") by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly.

    Anniversary Payments. On or before each of the first and second year anniversaries of the Closing Date, Galen will pay to Lilly the non-refundable (except as set forth below), non-creditable sum of Twelve Million Five Hundred Thousand Dollars ($12,500,000) (each payment referred to herein as an "Anniversary Payment" and collectively referred to as the "Anniversary Payments"), for total Anniversary Payments of Twenty-Five Million Dollars ($25,000,000). In the event that during the term of this Agreement there is both (a) a Competing Product commercially available prior to the three year anniversary of the Closing Date and (b) the percentage of new prescriptions designated as "filled by other" as reflected in the latest IMSHealth audit is equal to or exceeds 35%, the Anniversary Payments shall, at Galen's option, to be exercised by written notice from Galen to Lilly, after the occurrence of such events, be reduced as follows:

      In the event that the Reduction Date occurs on or prior to the one year anniversary of the Closing Date, the first and second Anniversary Payments will be $3,750,000 each; and

      In the event the Reduction Date occurs after the first year anniversary of the Closing Date and on or prior to the second year anniversary of the Closing Date, the first Anniversary Payment will be $12,500,000, and the second Anniversary Payment will be $3,750,000.

    Notwithstanding the foregoing, (i) in the event the Reduction Date occurs after the first year anniversary of the Closing Date and prior to the second year anniversary of the Closing Date, Lilly will pay to Galen within forty-five (45) days of the Reduction Date an amount equal to A minus the sum of B and C, where A is equal to $12,500,000 and B is equal to $12,500,000 multiplied by a fraction with a numerator of the number of days between the first year anniversary of the Closing Date and the Reduction Date and a denominator equal to 365, and C is equal to $3,750,000 multiplied by a fraction with a numerator of the number of days between the Reduction Date and the second year anniversary of the Closing Date, and a denominator equal to 365, and (ii) in the event the Reduction Date occurs after the second year anniversary of the Closing Date and prior to the third year anniversary of the Closing Date, Lilly will pay to Galen within forty-five (45) days of the Reduction Date an amount equal to A minus the sum of B and C, where A is equal to $12,500,000 and B is equal to $12,500,000 multiplied by a fraction with a numerator of the number of days between the second anniversary of the Closing Date and the Reduction Date and a denominator equal to 365, and C is equal to $3,750,000 multiplied by a fraction with a numerator of the number of days between the Reduction Date and the third year anniversary of the Closing Date, and a denominator equal to 365 (each payment described in subclauses (i) and (ii), a "Refund Amount").

    Anniversary Payments and Refund Amounts will be made by Federal Reserve electronic wire transfer in immediately available funds to an account designated by the receiving Party.

    Galen Royalty Payment. Galen will accrue and owe a royalty to Lilly equal to ten percent (10%) of Net Sales of a Galen New Product in the Territory by a Galen Permitted Seller (the "Galen Royalty Payment"). This Section 2.3 will be in force with respect to each Galen New Product until the later of (i) ten (10) years from the first commercial sale of such Galen New Product, (ii) the date upon which a Galen New Product Valid Claim with respect to such Galen New Product no longer exists, and (iii) the expiration of the Galen New Products' Data Exclusivity Period, if any. Galen will pay to Lilly the Galen Royalty Payment attributable to Net Sales of Galen New Products made during a Calendar Quarter within forty-five (45) days of the end of such Calendar Quarter, without regard to whether the Permitted Seller's customer has actually paid the Permitted Seller. Except as otherwise provided herein, Galen Royalty Payments will be non-refundable and non-creditable. Within thirty (30) days of the end of such Calendar Quarter, Galen will provide Lilly with a written report detailing the Net Sales of Galen New Products made by Galen or another Galen Permitted Seller during the previous Calendar Quarter. All payments to Lilly pursuant to this Section 2.3 will be made by Galen by Federal Reserve electronic wire transfer in immediately available funds on its due date to an account designated by Lilly. In the event the actual Net Sale amount cannot be determined by the date a Galen Royalty Payment is due with respect to a Net Sale, Galen may in good faith estimate such Net Sale, with any true up (either by credit or additional payment, as applicable) based on the actual Net Sale amount being made in the Galen Royalty Payment immediately following such determination. The quarterly report described above will detail any such true up described in the preceding sentence. Notwithstanding anything to the contrary in this Agreement, the Galen Royalty Payment due to Lilly as a result of a Net Sale of a Galen New Product will be reduced by (a) the amount of the Lilly Third Person Royalty Payment with respect to royalties that Galen is obligated to pay Lilly, if any, with respect to the same Net Sale of such Galen New Product and (b) royalties or other consideration actually paid to a Third Person by Galen, provided that such Third Person royalty was negotiated by Lilly.

    Third Person Royalties. The Parties acknowledge and agree that Lilly will pay all royalty payments owed to Third Persons (including without limitation, all royalty payments owed to Indevus under the Indevus Agreement) as a result of Net Sales of Product or Galen New Product made by either Lilly or Galen or any of their Permitted Sellers on or prior to the third anniversary of the Closing Date (other than royalty payments negotiated by Galen on Product or Galen New Product sold by Galen which Galen shall pay). Thereafter, Galen will be responsible to pay any Third Person any royalties or other consideration owed to such Third Person by Galen or a Galen Permitted Seller as a result of Net Sales of Product and/or Galen New Production in the Territory. Galen will pay to Lilly an amount equal to the amount of royalties Lilly owes to a Third Person, if any, as a result of Net Sales of Galen New Product and/or Product made by Galen or another Galen Permitted Seller after the third anniversary of the Closing Date (the "Lilly Third Person Royalty Payment"). Lilly will pay to Galen an amount equal to the amount of royalties Galen owes to a Third Person, if any, as a result of Net Sales of Galen New Product made by Lilly or another Lilly Permitted Seller (the "Galen Third Person Royalty Payment"). Within thirty (30) days of the end of a Calendar Quarter, each Party will provide to the other Party a written report detailing the Net Sales of Product made by such Party or its Permitted Seller during the previous Calendar Quarter. Lilly will invoice Galen for the Lilly Third Person Royalty Payment attributable to such Net Sales of Product and/or Galen New Product. Galen will invoice Lilly for the Galen Third Person Royalty Payment attributable to such Net Sales of Galen New Product. Each Party will remit payment within thirty (30) days of the date of invoice by Federal Reserve electronic wire transfer in immediately available funds to an account designated by the receiving Party. Except as otherwise expressly provided herein, Lilly Third Person Royalty Payments and Galen Third Person Royalty Payments will be non-refundable and non-creditable. In the event the actual Net Sale of Product or Galen New Product amount cannot be determined by the date a Party's report pursuant to this Section 2.4 is due with respect to a Net Sale of Product or Galen New Product, such Party may in good faith estimate such Net Sale, with any true-up (either by credit or additional payment, as applicable) based on the actual Net Sale amount being made in the Lilly Third Person Royalty Payment or Galen Third Person Royalty Payment, as the case may be, immediately following such determination.

    Lilly Royalty Payments. Lilly will accrue and owe a royalty to Galen equal to ten percent (10%) of Net Sales of a Galen New Product within any geographical territory outside the Territory (each an "Applicable Market") by Lilly or another Lilly Permitted Seller (the "Lilly Royalty Payment"). This Section 2.5 will be in force with respect to each Galen New Product in an Applicable Market until the later of (i) ten (10) years from the first commercial sale of such Galen New Product in such Applicable Market, (ii) the date upon which a Galen New Product Valid Claim with respect to such Galen New Product no longer exists, and (iii) the expiration of the Data Exclusivity Period with respect to such Galen New Product, if any. Lilly will pay to Galen the Lilly Royalty Payment attributable to Net Sales of Galen New Products made during a Calendar Quarter within forty-five (45) days of the end of such Calendar Quarter, without regard to whether the Permitted Seller's customer has actually paid the Permitted Seller. Except as otherwise provided herein, Lilly Royalty Payments will be non-refundable and non-creditable. Within thirty (30) days of the end of such Calendar Quarter, Lilly will provide Galen with a written report detailing the Net Sales of Galen New Products made by Lilly or another Lilly Permitted Seller during the previous Calendar Quarter. All payments to Galen pursuant to this Section 2.5 will be made by Lilly by Federal Reserve electronic wire transfer in immediately available funds on its due date to an account designated by Galen. In the event the actual Net Sale amount cannot be determined by the date a Lilly Royalty Payment is due with respect to a Net Sale, Lilly may in good faith estimate such Net Sale, with any true up (either by credit or additional payment, as applicable) based on the actual Net Sale amount being made in the Lilly Royalty Payment immediately following such determination. The quarterly report described above will detail any such true up described in the preceding sentence. Notwithstanding anything to the contrary in this Agreement, Lilly will be responsible to pay to any Third Person any royalties or other consideration owed to such Third Person by Lilly or a Lilly Permitted Seller as a result of Net Sales of Galen New Products outside of the Territory; provided, however, that the Lilly Royalty Payment due to Galen will be reduced by the amount of (a) royalties or other consideration actually paid to a Third Person by Lilly, provided that such Third Person royalty or other consideration was negotiated by Galen (b) the Galen Third Person Royalty Payment with respect to royalties that Lilly is obligated to pay Galen, if any, with respect to the same Net Sale of such Galen New Product and (c) any royalty payable by Lilly under the Indevus Agreement with respect to the sale of Galen New Products made by Lilly or another Lilly Permitted Seller. Prior to Lilly's commencing commercial sale of any Galen New Product, the Parties shall enter into an agreement, not to be inconsistent with the terms of this Agreement, setting forth operational details with respect to Galen New Products outside the Territory, including, without limitation, adverse event reporting.

    Royalty Audits. Galen and Lilly will keep full and accurate books and records (including Net Sales of Product) relating to the performance required of it of its Lilly Royalty Payment, Galen Royalty Payment, Galen Third Person Royalty Payment and Lilly Third Person Royalty Payment, as applicable, obligations under this Agreement. For any period in which Galen is obligated to pay a Galen Royalty Payment or Lilly Third Person Royalty Payment, plus two (2) years thereafter, Lilly will have the right, during regular business hours and upon fifteen (15) days advance notice, to have such books and records of Galen audited no more frequently than two (2) times per Calendar Year so as to verify the accuracy of the information previously reported to Lilly. Lilly will, for purposes of such audit, utilize only the services of a nationally recognized accounting firm mutually agreed to by the Parties. For any period in which Lilly is obligated to pay a Lilly Royalty Payment or Galen Third Person Royalty Payment, plus two (2) years thereafter, Galen will have the right, during regular business hours and upon fifteen (15) days advance notice, to have such books and records of Lilly audited no more frequently than two (2) times per Calendar Year so as to verify the accuracy of the information previously reported to Galen. Galen will, for purposes of such audit, utilize only the services of a nationally recognized accounting firm mutually agreed to by the Parties.

    An audit conducted by an auditing Party may cover the three (3) Calendar Years preceding the date of the request for such audit. Such accountants will keep confidential any information obtained during such audit and will report to the auditing Party only their conclusions, including the amount differences in the information the audited Party reported to the auditing Party. The cost of such audit will be borne by the auditing Party; however, in the event such audit reveals that the Lilly Royalty Payments, Galen Royalty Payments, Lilly Third Person Royalty Payments, Galen Third Person Royalty Payments or Net Sales of Product or Galen New Products previously reported to the auditing Party are inaccurate in the audited Party's favor by five percent (5%) or more, the cost of the audit will be borne by the audited Party. Within 30 days after both Parties have received a copy of an audit report, Galen or Lilly, as applicable, will compensate the other Party for payment errors or omissions revealed by the audit. Galen and Lilly will each include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to sales of Galen New Products and Product thereby and granting Lilly or Galen, as applicable, the right (as described in this Section 2.6) to have a nationally recognized accounting firm audit the accuracy of the information reported by the sublicensee in connection therewith.

    In addition to the foregoing, Galen will permit Indevus and/or MIT to audit Galen's books and records in accordance with the Indevus Agreement and/or MIT License Agreement in the same manner that Indevus and/or MIT has the right to audit Lilly's books and records pursuant to the Indevus Agreement and/or MIT License Agreement.

    Late Payments. Any amounts not paid by a Party when due under this Agreement or the Manufacturing Agreement will be subject to interest from and including the date payment is due through and including the date upon which the receiving Party has collected the funds in accordance herewith at an annual rate equal to the lesser of (i) the sum of ten percent (10%) plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a 365 day year, and (ii) the maximum interest rate allowed by law. All payment obligations described herein and in the Manufacturing Agreement and any other dollar amounts described herein and in the Manufacturing Agreement are in United States Dollars and will be paid in United States currency.

  ASSIGNMENT AND LICENSE OF RIGHTS

    Assignment of Purchased Assets to Galen. Subject to the terms and conditions set forth herein, on the Closing Date, Lilly agrees to assign, sell, convey, transfer and deliver to Galen, and Galen agrees to buy and accept, Lilly's entire right, title and interest in and to the Purchased Assets. Notwithstanding the foregoing, Lilly's assignment, sale, conveyance, transfer and delivery of the Assigned Trade Dress is restricted to the use of such trade dress with the Product as a prescription pharmaceutical product (and not an over the counter pharmaceutical product) and any Galen New Product as a prescription pharmaceutical product (and not an over the counter pharmaceutical product), and neither this Section 3.1 nor any other part of this Agreement will be construed to restrict Lilly, its Affiliates or its licensees, assignees or successors from utilizing the Assigned Trade Dress in connection with any product or use other than the Product and any Galen New Product.

    Grant of License to Galen under Product Licensed Patent. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to Galen, and Galen accepts, under the Product Licensed Patent, a non-exclusive sublicense, with a right to sublicense only as set forth in Section 3.6, solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote, co-promote and import the Product as a prescription pharmaceutical product (and not an over the counter pharmaceutical product) and any Galen New Product as a prescription pharmaceutical product (and not an over the counter pharmaceutical product) anywhere in the Territory; provided, however, that, notwithstanding anything in this Agreement to the contrary, Lilly makes no representation, warranty or covenant that Galen or another Galen Permitted Seller will be entitled to use the Product Licensed Patent in connection with a Galen New Product and Lilly will have no liability with respect to Galen's or a Galen Permitted Seller's use of the Product Licensed Patent in connection with a Galen New Product, except with respect to a breach of Sections 6.7, 6.16, 6.17, 6.18, 6.21, 6.25, 6.26 and 6.30 and Article 8.

    Grant of License to Galen under Product Licensed Technology. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to Galen, and Galen accepts, under the Product Licensed Technology, a non-exclusive license, with a right to sublicense only as set forth in Section 3.6, solely to make and have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote, co-promote and import the Product and Galen New Products in the Territory; provided, however, that, notwithstanding anything in this Agreement to the contrary, the foregoing license will not be deemed to be a representation, warranty or covenant by Lilly that Galen or another Galen Permitted Seller will be able to practice the Product Licensed Technology to make or have made any Galen New Product; provided further, however, that the foregoing license will not in any event be construed as granting to Galen use of the Product License Technology with respect to an over the counter pharmaceutical product.

    Grant of License to Galen under the sNDAs. Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to Galen, and Galen accepts, under the sNDAs, a non-exclusive license, with no right to sublicense, solely to distribute, use, sell, offer to sell, have sold, market, co-market, promote, co-promote and import the Product (but not to make or have made the Product) anywhere in the Territory. Without limiting the other rights excluded from the foregoing license, the right to make or have made the Product is expressly excluded from the foregoing license. The license granted to Galen pursuant to this Section 3.4 will terminate on the first to occur of (i) the third (3rd) year anniversary of the Closing Date, or (ii) the date that the FDA approves of an Application for Marketing Authorization authorizing Galen to make, have made, sell, have sold, market, co-market, promote and co-promote the Product in the Territory (the "sNDA License Termination Date"); provided, however, that the license granted to Galen pursuant to this Section 3.4 will be extended beyond the sNDA License Termination Date solely to distribute, use, sell, offer to sell, and have sold, market, co-market, promote, co-promote and import the Product manufactured under the Manufacturing Agreement that was not sold prior to the sNDA License Termination Date; provided further, however, that the foregoing license will not in any event be construed as granting to Galen a license under the sNDA with respect to an over the counter pharmaceutical product.

    Grant of License to Licensed Trademark and Trade Dress to Galen.

      Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby grants to Galen, and Galen accepts, under the Licensed Trademark and Trade Dress, a non-exclusive license, with a right to sublicense only as set forth in Section 3.6, solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote, co-promote and import the Product in the Territory; provided, however, that the foregoing will not in any event be construed as granting to Galen use of the Licensed Trademark and Trade Dress with respect to an over the counter pharmaceutical product.

      All uses by Galen of the Licensed Trademark and Trade Dress will be in an appropriate manner, without jeopardizing the significance, distinctiveness or validity of the Licensed Trademark and Trade Dress; will use the designation "R" with the Licensed Trademark and Trade Dress which are registered trademarks and trade dress; will indicate that Pulvules® and the appearance of the paraboloidal capsule are registered trademarks of Lilly in the Territory; and will only be in such form and manner as approved in writing by Lilly to the extent such form and manner differs from a past practice previously approved, or deemed to be approved in accordance with Exhibit G, by Lilly. All trademark and trade dress rights from Galen's use of the Licensed Trademark and Trade Dress will inure to the benefit of Lilly. Galen will not contest or challenge the validity of, or Lilly's ownership of, the Licensed Trademark and Trade Dress.

      All Product featuring any of the Licensed Trademark and Trade Dress must be manufactured, labeled, sold, distributed and advertised in accordance with all Applicable Laws, including the Specifications, cGMP and FDCA (as those terms are defined in the Manufacturing Agreement). Once each Calendar Year, in order that Lilly can assure itself of the maintenance of the above-described quality standards, Galen will: (i) provide to Lilly free of charge two (2) then-current production samples of each Product featuring any of the Licensed Trademark and Trade Dress (with then-current packaging) not manufactured by Lilly, and (ii) permit Lilly to inspect the manufacturing process for each Product featuring any of the Licensed Trademark and Trade Dress not manufactured by Lilly upon forty-five (45) days prior notice.

    Sublicenses. The licenses granted herein by Lilly to Galen pursuant to Sections 3.2, 3.3 and 3.5 will not be sublicensed by Galen to any Third Person without the prior written consent of Lilly, which consent will not be unreasonably withheld, provided that (i) Galen may sublicense to any of its Affiliates without the consent of Lilly and (ii) Galen may sublicense to any Third Person in order to make or have made the Product or (except for the license granted in Section 3.5) Galen New Product for Galen without the consent of Lilly. The license granted in Section 3.4 will not be sublicensed to any Third Person, provided that Galen may sublicense to any of its Affiliates without the consent of Lilly. Galen will guarantee the performance of any sublicensee permitted pursuant to this Section 3.6 in a form reasonably acceptable to Lilly. Galen will remain primarily liable for all obligations sublicensed to a Third Person or Affiliate, including without limitation, Galen Royalty Payments and Lilly Third Person Royalty Payments as a result of Net Sales of Galen New Product and Product made by a Third Person or Affiliate pursuant to a sublicense permitted pursuant to this Section 3.6.

    Grant of License to Lilly.

      Permitted Activities. Subject to the terms and conditions set forth herein, as of the Closing Date, Galen hereby grants to Lilly and its Affiliates, for no additional consideration, and Lilly and its Affiliates accept, a world-wide, royalty-free, irrevocable, non-exclusive license, with a right to sublicense, under the Purchased Assets solely to conduct the Permitted Activities.

      Galen New Products. Subject to the terms and conditions set forth herein, as of the Closing Date, Galen hereby grants to Lilly, and Lilly accepts, for no additional consideration, an exclusive (even as to Galen) license under the intellectual property (including without limitation patents, trademarks (each such trademark, a "GNP Trademark"), Know-How, copyrights and other technology) and other assets used solely by Galen to manufacture, sell, market and promote Galen New Products (other than Separated Combination Products) (the "Galen New Product Assets") solely to make, have made, distribute, use, sell, offer to sell, have sold, market, co-market, promote, co-promote, import and export any such Galen New Products as a prescription pharmaceutical product (and not an over-the-counter pharmaceutical product) outside of the Territory; provided, however, that, notwithstanding anything in this Agreement to the contrary, Galen makes no representation, warranty or covenant that Lilly or a Lilly Permitted Seller will be entitled to use the Galen New Product Assets in connection with a Galen New Product and Galen will have no liability with respect to Lilly's or a Lilly Permitted Seller's use of the Galen New Product Assets in connection with a Galen New Product, except with respect to Sections 6.7, 6.17, 6.18, 6.26 and 6.30 and Article 8. Lilly will seek and maintain at its expense such regulatory approval as is necessary to permit such manufacturing and sale. To the extent Lilly uses any GNP Trademarks included in the Galen New Product Assets outside the Territory, Lilly will have the right, but not the obligation, to file and maintain at its expense registrations to protect such marks outside of the Territory. All goodwill deriving from the use by Lilly of such GNP Trademark will accrue solely and exclusively to Galen. Lilly shall use the GNP Trademark only in accordance with reasonable standards and guidelines communicated by Galen from time to time during the term of this Agreement. Lilly agrees that its use of the GNP Trademark shall be in a commercially acceptable and responsible manner. Galen will provide to Lilly in a timely manner all Galen New Product Assets and all other information necessary to Lilly for purposes of exercising the rights granted to Lilly under this Section 3.7(b) and shall provide assistance reasonably requested by Lilly for purposes of assisting Lilly in the exercise of the rights granted to Lilly under this Section 3.7(b). Notwithstanding anything in this Agreement to the contrary, Lilly shall have no license to or right to license any Galen New Product that is a Separated Combination Product. For purposes of clarity, no rights are granted to Lilly by Galen pursuant to this Section 3.7(b) in the Territory. Lilly will have no right, title or interest in or to (i) the trademarks "WARNER CHILCOTT" or "GALEN" and any variation thereof, and any other rights in or to such names, and (ii) any Application for Marketing Authorization. In any application for marketing authorization for a Galen New Product outside the Territory Lilly may reference any ANDA or NDA for a Galen New Product to the extent Lilly would be entitled to reference the ANDA or NDA under Applicable Laws if it had not entered into this Agreement.

    Retained Rights. Notwithstanding anything in this Agreement to the contrary, the rights granted to Galen pursuant to this Agreement will not be deemed to preclude Lilly or its Affiliates from (i) subject to Section 3.12, making, having made, distributing, using, selling, having sold, marketing, co-marketing, promoting, co-promoting, importing or exporting fluoxetine hydrochloride (as Prozac (R) or otherwise) or any analog, derivative, improvement, or variation thereof (including Prozac (R) Weekly (TM)), (ii) conducting the Permitted Activities, (iii) performing any of its obligations under the Indevus Agreement and MIT License Agreement, and (iv) using the name "Sarafem" or any variation thereof outside the Territory.

    Excluded Assets. Anything herein to the contrary notwithstanding, (i) except as set forth in Section 5.1 of the Manufacturing Agreement, Galen will have no right, title or interest in or to the trademarks "ELI LILLY AND COMPANY", "LILLY", "PROZAC" or "PROZAC WEEKLY", and any variation thereof, and any other rights in or to such names, and (ii) Galen will have no right, title or interest in or to NDA 18-936 except for rights as are necessary to give effect to the license granted to Galen under the sNDAs pursuant to Section 3.4.

    Lilly Employee Health Services. Lilly reserves the right, and the rights granted or licensed to Galen are subject to Lilly's right, to utilize all supplies of finished Product held by Lilly's employee health services on the Closing Date for purpose of dispensing Product to its employees and relatives of employees until such supply is exhausted.

    Co-Promotion.

      Lilly shall use commercially reasonable efforts to co-promote Product pursuant to the terms set forth in this Section 3.11 from the Closing Date until September 30, 2003 unless Lilly sooner terminates its obligation as permitted pursuant to this Section 3.11 (the "Co-Promotion Term"). Lilly will promote the Product in Secondary Detail position to OBGYN physicians in the Territory using its Co-Promotion Sales Force. The performance incentive for the Co-Promotion Sales Force during the Co-Promotion Term will be weighted in Lilly's program for monetary awards for meeting sales goals at ten percent (10%). Lilly will target the bonuses relating to the Product at 10% of the total performance incentive cash bonus compensation for the Co-Promotion Sales Force. Galen acknowledges and agrees that Lilly has the right to utilize the Co-Promotion Sales Force to promote pharmaceuticals of its choice to physicians other than OBGYNs, and may, but will not be obligated to, co-promote the Product to those non-OBGYN physicians. Details of Product to physicians other than OBGYNs will not be counted against the Minimum Quarterly Details (as defined below). The Parties understand that as of the Effective Date, the Co-Promotion Sales Force promotes "Evista® " and/or the Product, and no other pharmaceutical products, to OBGYNs in the Territory (the "Current OBGYN Promotion Structure"). Lilly agrees that it will continue the Current OBGYN Promotion Structure during the Co-Promotion Term. Lilly will provide no less than 94,500 Secondary Details to OBGYNs per Calendar Quarter (the "Minimum Quarterly Details") during the Co-Promotion Term and Galen will pay Lilly a fee of $3,000,000 per Calendar Quarter for detailing the Product (the "Detail Fee"), provided that the Detail Fee and the Minimum Quarterly Details with respect to any Calendar Quarter in which Lilly terminated its obligation to co-promote hereunder will be prorated based on the number of business days Lilly co-promoted the Product in the Calendar Quarter in which such termination became effective; provided, however, that such fee does not include the costs of any promotional material or Product samples reasonably incurred by Lilly, the cost of which will be borne by Galen. For the initial Calendar Quarter, the Minimum Quarterly Details and the Detail Fee will be reduced pro rata based on the number of business days in the initial Calendar Quarter. Within forty-five (45) days of the end of each calendar month during the Co-Promotion Term, Lilly will deliver to Galen in writing a report containing the actual number of Secondary Details to OBGYNs reported internally to Lilly management that are performed in such calendar month, any details of Product made to physicians other than OBGYNs, and any other information as Galen may reasonably request. Such internal reporting shall be determined in accordance with the procedures customarily employed by Lilly for the majority of its other pharmaceutical products, consistently applied. Galen will, at Galen's sole cost, make available to Lilly, at Lilly's facilities, sufficient Product samples and promotional materials to co-promote the Product. Lilly will be responsible, at Galen's sole cost, to deliver the sample Product and promotional materials to the Co-Promotion Sales Force. Notwithstanding anything in this Section 3.11 to the contrary, Lilly may terminate its obligation to co-promote the Product upon no less than ninety (90) days prior written notice to Galen. The Detail Fee for each Calendar Quarter during the Co-Promotion Term will be paid by Galen to Lilly by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly on or before the last day of such Calendar Quarter. If in any Calendar Quarter during the Co-Promotion Term, Lilly has not performed the Minimum Quarterly Details in accordance with this Section 3.11, Galen may either invoice Lilly or deduct from its next Detail Fee an amount equal to the product of (x) the difference between the Minimum Quarterly Details and the Secondary Details actually performed during such Calendar Quarter and (y) $31.75. If Galen invoices Lilly, Lilly will pay such amounts within thirty (30) days after its receipt of the invoice. Galen's right to deduct from the subsequent Detail Fee or invoice for details as described herein and Lilly's payment thereof will be Galen's sole and exclusive remedy with respect to Lilly's failure to perform its Minimum Quarterly Details, and Galen will not be entitled to any other remedies at law or in equity with respect thereto.

      Lilly acknowledges and agrees that the Co-Promotion Sales Force are not, and are not intended to be or be treated as, employees of Galen or any of its Affiliates, and that such individuals are not, and are not intended to be, eligible to participate in any benefits programs or in any "employee benefit plans", as such term is defined in section 3(3) of ERISA, that are sponsored by Galen or any of its Affiliates or that are offered from time to time by Galen or its Affiliates to their own employees (the "Galen Benefit Plans"). All matters of compensation, benefits and other terms of employment for any such personnel shall be solely a matter between Lilly and such individual. Lilly shall be solely responsible and liable for the payment of all compensation and benefits under any employee benefit plan sponsored by Lilly or its Affiliates to its Co-Promotion Sales Force.

      Lilly will maintain written procedures designed to ensure that its Co-Promotion Sales Force marketing the Product in the Territory comply with all requirements of Applicable Law, including without limitation, the Prescription Drug Marketing Act of 1987, as amended (as such may be subsequently modified and including any applicable implementing regulations, "PDMA") with respect to the promotion of the Product. Lilly shall use diligent efforts to ensure that the Co-Promotion Sales Force comply with such written procedures. Such procedures shall include a requirement that Lilly shall be responsible for reporting directly to the FDA any known thefts or significant losses of samples, as the same is required by the then applicable FDA regulation during the Co-Promotion Term, and Lilly shall promptly provide Galen with a complete copy of any such report.

      Lilly shall be solely responsible for any Damages caused by its acts and omissions and those acts or omissions of its Co-Promotion Sales Force while performing any of the co-promotion services to be provided by Lilly under this Agreement, except in each case to the extent caused by the acts or omissions of Galen, its Affiliates or Galen's or Galen's Affiliates' employees, agents or contractors, or a breach of this Agreement by Galen.

    Right to Convert Product Licensed Patent and sNDAs. Prior to Lilly seeking another non-exclusive Third Person sublicensee under the Product Licensed Patent and/or the sNDAs or Lilly marketing or promoting fluoxetine hydrochloride for the treatment of any of the Indications in the Territory, Lilly will provide notice to Galen in writing. Upon receipt of such notice, Galen may elect to convert its non-exclusive sublicense under the Product Licensed Patents as set forth in Section 3.2 and/or non-exclusive license under the sNDAs as set forth in Section 3.4, as applicable, to an exclusive sublicense and/or license, as applicable, by paying to Lilly the non-refundable, non-creditable sum of Ten Million United States Dollars ($US10,000,000) in immediately available funds by Federal Reserve electronic wire transfer to an account designated by Lilly within thirty (30) days of its receipt of Lilly's notice (the "Option"). In the event Galen fails to elect to exercise the Option, Lilly will be free to grant such Third Person a non-exclusive sublicense under the Product Licensed Patents and/or non-exclusive license under the sNDAs, as applicable, or to market and promote fluoxetine hydrochloride for the treatment of any of the Indications. In addition, after the second year anniversary of the Closing Date, Galen may elect to convert the non-exclusive sublicense under the Product Licensed Patent set forth in Section 3.2 and/or non-exclusive sublicense under the sNDAs set forth in Section 3.4 to an exclusive sublicense and/or license, as applicable (the "Conversion Right") by providing Lilly with written notice and paying Lilly the non-refundable, non-creditable sum of Ten Million Dollars ($10,000,000) in immediately available funds by Federal Reserve electronic wire transfer to an account designated by Lilly. The effective date of the conversion of the license and/or sublicense to exclusive as described herein upon exercise of the Option or of the Conversion Right will be the date of Lilly's receipt of the $10,000,000. If Galen elects to exercise the Option or the Conversion Right, the terms of the licenses set forth in Sections 3.2 and/or 3.4, as applicable, will be unchanged in scope except for the conversion from non-exclusive to exclusive, subject to Lilly's retained rights described in this Section 3.12 and the Parties will enter into an amendment of this Agreement or other instrument to reflect such conversion. In the event Galen exercises the Option or Conversion Right, the exclusivity of the license and/or sublicense as described herein under the Product Licensed Patent and/or sNDAs, as applicable, under this Section 3.12 will be exclusive with respect to the Product even as to Lilly, except that Lilly hereby retains the right under the Product Licensed Patent and/or sNDAs, as applicable, to conduct the Permitted Activities.

  REPRESENTATIONS AND WARRANTIES OF LILLY

  As of the Effective Date, and for purposes of Section 7.1(a) as of the Closing Date, the following representations and warranties are made by Lilly:

    Intellectual Property. Lilly represents and warrants that the Product Intellectual Property (other than the Assigned Trade Dress), Marketing Materials and the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress) (collectively, the "Intellectual Property") and the Product Licensed Technology, Product Licensed Patent, Assigned Trade Dress and Common Law Licensed Trade Dress contain all the patents, Know-How, technology, trade secrets, trademarks, and trade dress necessary to conduct the Activities. For avoidance of doubt, "Intellectual Property" does not mean or include the Product Licensed Technology, Product Licensed Patent, Assigned Trade Dress or Common Law Licensed Trade Dress. Lilly represents and warrants that Exhibit A sets forth a true and complete list of all registered trademarks other than the United States Paraboloidal Capsule Trademark and United States Pulvules Trademark, registered service marks and registered Internet domain names (A) relating solely to the Product in the Territory (i) owned by Lilly, (ii) to Lilly's knowledge, owned by any other Person, and (B) owned by Lilly and relating solely to PMDD in the Territory. Lilly shall use its good faith efforts to list all registered Internet domain names relating solely to the Product in the Territory; provided, however, that failure to list a registered Internet domain name shall not constitute a breach of this Agreement.

    Authority to Assign and License. Lilly represents and warrants that: (i) Lilly has good and valid title to the Purchased Assets (other than the Assigned Trade Dress), (ii) Lilly is the exclusive sublicensee under the Product Licensed Patent and (iii) Lilly can, and has the right to, assign or license, as applicable, the Intellectual Property, Product Licensed Technology and Product Licensed Patent to Galen without the consent of any Third Person.

    Claims Related to Use of Intellectual Property. Except as set forth in Schedule 4.3 attached hereto, Lilly represents and warrants that there are no pending, threatened in writing (to the extent received by Lilly) or to Lilly's knowledge, claims otherwise threatened (orally or in writing) against Lilly or its Affiliates asserting that any of the Intellectual Property, Product Licensed Patent or Product Licensed Technology infringes or violates the rights of Third Persons.

    Notice to Third Persons. Except as set forth in Schedule 4.4 attached hereto, Lilly represents and warrants that Lilly has not given any notice within the two (2) years prior to the Effective Date to any Third Persons, asserting infringement by such Third Persons upon any of the Intellectual Property, the Product Licensed Patent or the Product Licensed Technology.

    Validity of Trademarks, Trade Dress and Technology. Lilly represents and warrants that, to its knowledge, except as set forth in Schedule 4.5 attached hereto, the Product Intellectual Property (other than the Copyrights and Assigned Trade Dress), the Product Licensed Patent, the Product Licensed Technology and the Licensed Trademarks and Trade Dress (other than the Common Law Licensed Trade Dress), are valid and enforceable. Lilly is assigning, selling, conveying, transferring and delivering the Assigned Trade Dress to Galen "AS IS", and is licensing the Common Law Licensed Trade Dress to Galen "AS IS." Notwithstanding anything in this Agreement to the contrary, Lilly is making no representation or warranty with respect to the outcome of the Teva Litigation (as defined in the Legal Representation Agreement) or that Lilly or Galen will be successful in the Teva Litigation, and an outcome adverse to Galen or Lilly in the Teva Litigation will not be a breach of this Section 4.5 or the first sentence of Section 4.1.

    Rights Granted to Third Persons. Except (i) as set forth in Schedule 4.6 attached hereto, (ii) for the rights granted to its Affiliates that, following the Closing Date, will not extend past the Permitted Activities, and (iii) for rights granted to its customers in the normal course of business to resell Product such customers purchased from Lilly, Lilly represents and warrants that Lilly has not executed or granted to any Third Person, directly or indirectly, or entered into any agreement for, or retained, any license or other right to develop, manufacture, market, distribute, sell or offer for sale the Product in the Territory or to import the Product into the Territory.

    Royalty Payments to Third Persons; Indevus Agreement. Except for the royalty payments owed to Indevus pursuant to the Indevus Agreement and MIT under the MIT License Agreement, Lilly represents and warrants that, to its knowledge, as of the Closing Date, no royalty payments are owed to any Third Persons with respect to the Product Licensed Patent and Product Licensed Technology. Lilly represents and warrants that Lilly has furnished Galen with a true and complete copy of the Indevus Agreement and MIT License Agreement, other than the Licensed Maintenance Fees (as defined in the MIT License Agreement) which have been redacted from Article IV of the MIT License Agreement and Section 2 of the First Amendment to the MIT License Agreement.

    Maintenance. Lilly represents and warrants that, as of the Closing Date, all necessary papers and fees concerning the Product Licensed Patent, the Assigned Trademarks (which are registered as of the Closing Date and are unexpired), and the Licensed Trademarks and Trade Dress (other than the Common Law Licensed Trade Dress) have been timely paid and filed with the appropriate Governmental or Regulatory Authorities.

    sNDAs; Regulatory Matters. Lilly represents and warrants that Lilly has furnished Galen with access to a true and complete copy of the sNDAs. Lilly further represents and warrants that (i) Lilly has complied in all material respects with all Applicable Laws in connection with the preparation and submission to the FDA of the sNDAs, (ii) except as set forth in Schedule 4.9 attached hereto, the sNDAs have been approved by the FDA, and nothing has come to the attention of Lilly which has led Lilly to believe that the sNDAs are not in good standing with the FDA, and (iii) Lilly has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the sNDAs which are material to the ability of Lilly to conduct the Activities.

    Organization and Standing. Lilly represents and warrants that Lilly is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana.

    Power and Authority. Lilly represents and warrants that (i) Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein; and (ii) the execution, delivery and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly's organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly is bound.

    Corporate Action; Binding Effect. Lilly represents and warrants that (i) Lilly has duly and properly taken all action required by Applicable Law, its organizational documents, bylaws or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby; and (ii) this Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly enforceable against it in accordance with their respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

    Regulatory Status of Product. Lilly represents and warrants that, to Lilly's knowledge, there have been no recalls, withdrawals, or market replacements of the Product in the Territory and, except as set forth in Schedule 4.13 attached hereto, that, to Lilly's knowledge as of the Effective Date, there exists no set of facts or circumstances that would cause Lilly to believe or suspect that a recall, withdrawal or market replacement for the Product in the Territory is pending, likely or necessary.

    Laws and Regulations. Except as set forth in Schedule 4.14 attached hereto, Lilly represents and warrants that it has conducted all the Activities in material compliance with Applicable Laws.

    Consents and Approvals. Lilly represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby other than (a) the filings required of both Parties pursuant to the HSR Act, and (b) any filings reasonably requested by Galen as may be reasonably necessary to change the records of ownership in the U.S. Trademark or Copyright Office.

    Taxes. Lilly represents and warrants that Lilly has filed all tax returns required to be filed and paid all taxes required to be paid with respect to the Purchased Assets; and there are no liens for taxes upon the Purchased Assets.

    Brokerage. Lilly represents and warrants that no broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

    Not Debarred. Lilly represents and warrants that Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Lilly will immediately notify Galen of such fact.

    Litigation. Except as set forth in Schedule 4.19 attached hereto, Lilly represents and warrants that there are no pending or, to Lilly's knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings as of the date hereof against Lilly or its Affiliates in the Territory with respect to the Product. Galen acknowledges that Lilly has or may have certain actions, claims, suits or proceedings pending or threatened with respect to Prozac (R), Prozac (R) Weekly (TM) or fluoxetine hydrochloride unrelated to the Product, and Galen agrees that Lilly will not be in breach of the representation and warranty set forth in this Section 4.19 or this Agreement as a result of such actions or proceedings.

    Marketing Materials. Except as set forth in Schedule 4.20, Lilly represents and warrants that the Marketing Materials do not contain any material misstatements or omissions relating to the Product and comply with Applicable Law.

    Survival Period. The representations and warranties contained in this Article 4 and any indemnification obligation of Lilly set forth in Article 11 associated with such representations and warranties will terminate on the two (2) year anniversary of the Closing Date.

    Statements of Net Sales and Product Contribution. Lilly represents and warrants that the "Statements of Net Sales and Product Contribution" for the Product for the years ended December 31, 2000 and 2001 and the nine-month period ended September 30, 2002, to be delivered to Galen on the Closing Date (together with the report of Ernst & Young LLP, collectively, the "Statements of Net Sales and Product Contribution") have been derived from Lilly's books and records, which have been prepared in accordance with Lilly's accounting policies and practices applied on a consistent basis and are in accordance with GAAP.

    Material Contracts. Lilly represents and warrants that, except for contracts or agreements that Lilly is required to maintain in full force and effect and/or are necessary for Lilly to perform its obligations under this Agreement and the Manufacturing Agreement, neither Lilly nor any of its Affiliates is a party to or bound by any (i) contract, agreement or other arrangement, the terms of which provide for financial commitments in excess of $500,000 relating solely to the Product in a Calendar Year (excluding managed care agreements) or (ii) contract, agreement or other arrangement (other than with a Governmental or Regulatory Authority) materially limiting the sale of the Product.

    Current Phase IV Clinical Trial. Lilly represents and warrants that (i) the FDA's approval of the sNDAs was not conditioned on the outcome of the Current Phase IV Clinical Trial, and (ii) Exhibit K sets forth an accurate summary of the commitments made to the FDA under the Current Phase IV Clinical Trial.

    Trade Inventory. Since November 1, 2002 Lilly has not sold Product to wholesalers in amounts materially exceeding amounts sold in the ordinary and usual course consistent with past practice.

    Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 4 AND ARTICLE 6 OF THE MANUFACTURING AGREEMENT, LILLY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT.

  REPRESENTATIONS AND WARRANTIES OF GALEN

  As of the Effective Date, and for purposes of Section 7.2(a) as of the Closing Date, the following representations and warranties are made by Galen:

    Organization and Standing. Galen represents and warrants that Galen is a company duly organized, validly existing, and in good standing under the laws of the Republic of Ireland.

    Power and Authority. Galen represents and warrants that (i) Galen has all requisite corporate power and authority to execute, deliver, and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein; (ii) the execution, delivery, and performance of this Agreement by Galen does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Galen's organizational documents, bylaws, any law or regulation applicable to Galen, or any agreement, mortgage, lease, instrument, order, judgment, or decree to which Galen is a party or by which Galen is bound.

    Corporate Action; Binding Effect. Galen represents and warrants that (i) Galen has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby; and (ii) this Agreement has been duly executed and delivered by Galen and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Galen will constitute legal, valid, and binding obligations of Galen enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

    Governmental Approval. Galen represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Governmental or Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Galen or the performance by Galen of its obligations contemplated hereby and thereby other than the filings required of both Parties pursuant to the HSR Act.

    Brokerage. Galen represents and warrants that no broker, finder or similar agent has been employed by or on behalf of Galen, and no Person with which Galen has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

    Not Debarred. Galen represents and warrants that Galen is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992. If at any time this representation and warranty is no longer accurate, Galen will immediately notify Lilly of such fact.

    Litigation. Galen represents and warrants that there are no pending or, to Galen's knowledge, threatened, judicial, administrative or arbitral actions, claims, suits or proceedings as of the date hereof against Galen which, either individually or together with any other, will have a material adverse effect on the ability of Galen to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

    Applicable Laws. Galen represents and warrants that Galen will comply with Applicable Laws relating to its making, having made, developing, distributing, marketing, co-marketing, promoting, co-promoting, selling, or having sold the Product or any Galen New Product.

    Survival Period. The representations and warranties contained in this Article 5 and any indemnification obligation of Galen set forth in Article 11 associated with such representations and warranties will terminate on the two (2) year anniversary of the Closing Date.

    No Other or Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 5 AND ARTICLE 7 OF THE MANUFACTURING AGREEMENT, GALEN MAKES NO OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND Galen SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT.

  ADDITIONAL COVENANTS AND AGREEMENTS
  OF THE PARTIES

    Implementation Team. The Parties will form a team (the "Implementation Team") to oversee the activities contemplated by this Agreement and the Manufacturing Agreement. Each Party will appoint a team leader to serve on the Implementation Team for overall contract and relationship management and such team leader will appoint representatives from its company to the Implementation Team representing each of manufacturing, marketing/sales and regulatory. Notwithstanding the foregoing, Lilly will not be obligated to provide more than eight hours per calendar month of regulatory support from the Implementation Team. Either Party may change its representative(s) on the Implementation Team at any time by providing prior written notice to the other Party. Unless otherwise agreed to by the Parties, after the Closing Date, the Implementation Team will meet (in person or by telephone or video conference) at least once each Calendar Quarter (or more or less frequently as the Parties may mutually agree) upon no less than twenty (20) days prior written notice from one Party to the other to discuss any matters arising out of a Party's performance (or non-performance) of its obligations under this Agreement. The Implementation Team will initially be responsible for creating detailed operational plans for the transition contemplated by this Agreement; provided, however that the activities contemplated by the foregoing will not take place until after the Closing Date to the extent doing so would be in violation of Applicable Law. The detailed operational plans will include a time line and clear understanding of roles and responsibilities contemplated by this Agreement. The Implementation Team will also have responsibility for coordinating effective communication of progress and issues that arise between the Parties. Special meetings of the Implementation Team may be called by either Party upon no less than ten (10) days' prior written notice to the other Party, which notice must be accompanied by a written agenda of items to be discussed at such special meeting; provided that any such special meetings will not count towards the number of meetings the Parties are required to hold pursuant to this Section 6.1. The Parties will bear their own expenses with respect to such Party's participation in the Implementation Team. The rights and obligations of the Parties under this Section 6.1 will terminate upon the termination of the Manufacturing Agreement.

    Governmental Filings. Lilly and Galen each agree to prepare and file whatever filings, requests or applications are required to be filed with any Governmental or Regulatory Authority in connection with the transfer or license, as applicable, of rights in Article 3 of this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing, including the filings required of both Parties pursuant to the HSR Act.

    Expenses. Lilly and Galen will each bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of its obligations contemplated hereby.

    Reasonable Efforts. Lilly and Galen each hereby agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental or Regulatory Authorities and other Persons (including all applicable drug listing and notifications to the FDA identifying Galen as a distributor of the Product); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or as implicitly required in order for a Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement.

    Publicity. Each Party agrees not to issue any publicity release or announcement concerning the terms of the transactions contemplated hereby and/or under the Manufacturing Agreement or, with respect to a Galen publicity release or announcement, that includes the name of Lilly with respect to such transaction, without the advance written consent of the other, which consent will not be unreasonably withheld, except to the extent that such publicity release or announcement is substantially similar to, or contains statements that are similar or consistent with the statements in, the press releases set forth in Exhibit E attached hereto. Notwithstanding the above, on the Effective Date (or such later date as agreed to by the Parties) Galen may issue the press release set forth in Exhibit E. Notwithstanding anything in this Section 6.5 and Article 8 to the contrary, each Party may make filings or disclosures that are required by Applicable Laws including filings or disclosures required by or to the Securities and Exchange Commission (and any other applicable securities exchanges, including without limitation, the U.K. Listing Authority) that discuss this Agreement and/or the Manufacturing Agreement; provided, however, that such Party provides the other Party with no less than three (3) business days to review and comment on such filings, or the relevant portions thereof, pertaining to the transactions contemplated hereby or by the Manufacturing Agreement, and such Party does not unreasonably reject the incorporation of such comments into such filings; provided further, however, that such Party will use commercially reasonable efforts to obtain confidential treatment by such security exchanges with respect thereto.

    Cooperation. If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including without limitation the FDA, relating in any way to the manufacture, sale, marketing, promotion, co-marketing and co-promotion the Product in the Territory, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding; provided, however, that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days). Thereafter, any such employee will be made available for such time and upon such terms and conditions (including compensation) as the Parties may mutually agree.

    Conflicting Rights. Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

    Conduct of Business. From and after the date hereof and to the Closing Date, except as set forth on Schedule 6.8 or as otherwise contemplated by this Agreement, Lilly covenants and agrees that it will, or will cause its Affiliates to, conduct the sale and marketing of the Product in the Territory in the ordinary and usual course consistent with past practice, and use its commercially reasonable efforts to preserve intact the business and related relationships with customers, suppliers and other Third Persons. Without limiting any of the foregoing, from and after the date hereof and to the Closing Date, except as set forth on Schedule 6.8 or as otherwise contemplated by this Agreement, Lilly covenants and agrees that it will not, or will cause its Affiliates not to, without the prior written consent of Galen:

      incur, create or assume any lien with respect to any of the Purchased Assets or Inventory;

      dispose of any of the Purchased Assets;

      enter into, amend any material term of or waive any material right under any material contract related to the Product, the Product Licensed Patent, the Product Licensed Technology, the Purchased Assets or Inventory other than contracts that Lilly is required to maintain in full force and effect and/or are necessary for Lilly to perform its obligations under this Agreement and the Manufacturing Agreement;

      institute any new methods of purchase, sale or operation or institute any changes in the pricing of the Product or in promotional allowances or payment terms, other than non-material methods or changes in the ordinary course of the sale, promotion and marketing of the Product consistent with past practice and changes in the pricing of the Product in the ordinary and usual course consistent with past practice;

      make any changes in the selling, pricing or advertising practices, other than non-material changes in the ordinary course of the sale and marketing of the Product consistent with past practice;

      launch any packaging changes of the Product or any line extensions of the Product;

      waive, release, grant or transfer any Intellectual Property, other than in the ordinary course of the sale and marketing of the Product;

      compromise or settle any of the litigation matters set forth on Schedule 4.19;

      other than with respect to managed care or PBM contracts that Lilly is required to maintain in full force and effect and/or are necessary for Lilly to perform its obligations under this Agreement, enter into any managed care or PBM contract including the Product, including amending or supplementing any existing managed care or PBM contract to include the Product, not renew any existing agreements including the Product that Lilly is a party to providing for the payment of rebates or modify the terms relating to the Product in any such existing agreement;

      sell Product to wholesalers on terms inconsistent with the ordinary and usual course of business; and

      agree to take any of the foregoing actions.

    Deemed Breach of Covenant. Neither Lilly nor Galen will be deemed to be in breach of this Agreement to the extent such Party's breach is the result of a breach of this Agreement by the other Party.

    Customer Orders. Lilly will take such steps as may be reasonably necessary to ensure that all customer orders for Product received after the Closing Date from customers in the Territory are forwarded to Galen in writing within forty-eight (48) hours after receipt by Lilly. As soon as reasonably practicable but no later than four (4) business days after the Closing Date, Lilly will forward a letter, the form of which is set forth in Exhibit L attached hereto, notifying all applicable Lilly customers of the change in the distribution of the Product. Lilly agrees that any customer ordering or requesting any information with respect to the Product will be informed that Galen is now supplying the Product.

    Existing Contracts. As of the Closing Date, Galen will fulfill all wholesaler contractual pricing offered by Lilly on Product for each Lilly wholesaler contract that includes the Product for a period of time which will, for any applicable contract, end on the earlier of (i) the expiration or termination of such contract or the effective date of the deletion of the Product from such contract, and (ii) 60 days after the Closing Date. As of the Closing Date, Galen will fulfill all contract pricing and rebate obligations offered by Lilly on Product for each Lilly managed care contract that includes Product for a period of time which will, for any applicable contract, end ninety (90) days after the Closing Date. Lilly will maintain such managed care contracts in effect during such 90 day period. After the Closing Date, at Galen's request, Lilly will use commercially reasonable efforts to assist Galen in entering into contracts with managed care organizations with whom Lilly had a contract with respect to the Product as of the Closing Date to take effect ninety (90) days after the Closing Date. Other than complying with this Section 6.11, Galen will be free in its sole and absolute discretion and without consultation with or input from Lilly, to set its prices on Product offered by Galen.

    No Assignment or Licenses Outside the United States. Notwithstanding anything in this Agreement to the contrary, Galen acknowledges and agrees that Lilly is not assigning or licensing to Galen the rights to make, have made, distribute, use, sell, offer to sell, have sold, import, export, market, co-market, promote or co-promote the Product outside the Territory. The rights granted to Galen in the Territory will in no way limit Lilly's rights outside of the Territory.

    Galen New Products. No less than two times per Calendar Year, Galen will advise Lilly of the status of the development of Galen New Products, and upon written request of Lilly, will provide copies of any substantive papers related to the development of Galen New Products. Without limiting the generality of the foregoing, Galen will, at its sole cost and expense, work diligently and will use all reasonable efforts, consistent with prudent business judgment, based upon the existing business situation, to develop the Galen New Products where in Galen's good faith opinion, such development is technically feasible and commercially justifiable, devoting the same degree of attention and diligence to such efforts that it devotes to such activities for its other products at a comparable stage in development and of comparable commercial and development potential. In the event Galen launches a Galen New Product, Galen will use commercially reasonable best efforts to commercialize such Galen New Product consistent with comparable products. Notwithstanding anything in this Agreement to the contrary, a breach by Galen of its obligations under this Section 6.13 will not give rise to any claim by Lilly or any of its Affiliates for damages arising out of, associated with or resulting from any such breach, and Lilly's sole recourse shall be pursuant to Section 9.2.

    Medicaid and Other Rebates. The Parties will administer and pay all rebates, chargebacks and other similar programs as follows:

      Sales of Product Under Lilly's NDC Code. Lilly will process and be responsible for the administration and payment of all federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product (collectively, "Rebate Programs"), in each case, related to Product sold under Lilly's NDC code, regardless of whether such Product was sold by Lilly, Galen or any of their respective Permitted Sellers; provided, however, that Galen will pay to Lilly (by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly) (i) within one-hundred and twenty (120) days of the Closing Date 10.7% of the gross amount invoiced by Galen or another Galen Permitted Seller during the first 90 days following the Closing Date for Product bearing Lilly's NDC Code (without regard to whether such customers have paid such invoices) and (ii) within thirty (30) days of the end of each Calendar Quarter thereafter, 5% of the gross amount invoiced by Galen or another Galen Permitted Seller during such Calendar Quarter for Product bearing Lilly's NDC Code (without regard to whether such customers have paid such invoices). Notwithstanding anything to the contrary in the foregoing, Galen shall assume all obligations relating to Rebate Programs other than Medicare/Medicaid on the day that is 90 days after the Closing Date, provided that (i) Lilly shall be responsible for all liabilities under any agreement related to Rebate Programs which include the Product and to which Lilly is a party and Galen shall be responsible for all liabilities under any agreement related to Rebate Programs which include the Product and to which Galen is a party and (ii) pursuant to Article 10 each Party is responsible for liabilities under Rebate Programs relating to Product sold by it. Notwithstanding anything to the contrary in the foregoing, the Parties acknowledge and agree that nothing in this Section 6.14 is intended to make money or lose money for either Party in respect of the matters covered in this Section 6.14.

      Sales of Product Under an NDC Code Other Than Lilly's. Galen will process and be responsible for the administration and payment of all federal, state and local managed care and other rebate programs, including Medicaid/Medicare rebates, as well as chargebacks for the Product and Galen New Products, in each case, related to Product and Galen New Product that is sold by Galen in the Territory which bears an NDC Code other than Lilly's NDC Code.

      Product Returns. Galen will be responsible for all returns of Product sold on or after the Closing Date in the Territory, and Lilly will be responsible for returns of Product sold before the Closing Date. Notwithstanding the foregoing, in the event Lilly delivers Product to Galen pursuant to the Manufacturing Agreement from lots that include Product that was sold by Lilly prior to the Closing Date (each referred to herein as a "Partial Lot"), Galen will be responsible for all returns of Product included in such Partial Lot (regardless of who sold such Product); provided, however, that if there are more than three (3) Partial Lots, Galen may choose on the Closing Date which three (3) Partial Lots it will be responsible for and Lilly will be responsible for all returns of Product included in all other Partial Lots. Each Party will destroy Product returned to it in accordance with Applicable Laws regardless of whether or not it had the responsibility for the returned Product pursuant to this paragraph (c). Prior to the Closing Date, Lilly will deliver to Galen a written report identifying the number of Partial Lots, identifying the make-up of each Partial Lot and the amount of each such Partial Lot sold prior to the Closing Date and other information as Galen may reasonably require. A Party may invoice the other Party for the actual expenses incurred as a result of destroying Product for which the other Party is responsible including without limitation, fees paid to Third Persons for receiving and processing such returned Product. Such other Party will pay such invoice within thirty (30) days of the date of invoice. Neither Party will issue a credit to a Third Person attributable to returns for which the other Party is responsible. Galen will be responsible for all returns of Galen New Product sold by Galen or another Galen Permitted Seller and Lilly will be responsible for all returns of Galen New Product sold by Lilly or another Lilly Permitted Seller.

      Lilly and Galen acknowledge that Lilly will be obligated to supply to the United States government certain pricing information related to Product sold by Galen under Lilly's NDC code for purposes of calculating Medicaid rebate per unit (average manufacturer price and best price) and Federal Supply Schedule Price (Annual and Quarterly non-Federal average manufacturer price and federal ceiling price) for the Product. The Parties agree that Galen will provide such applicable pricing information related to Product sold by Galen under Lilly's NDC code to a Third Person mutually agreed upon by the Parties and such Third Person will report the applicable information to the United States government in compliance with Applicable Laws on behalf of Lilly without providing such information to Lilly. The Parties agree to share equally the cost and expenses of the Third Person selected to provide these services. Without limiting the foregoing, in no event will Galen provide such pricing information to Lilly. Galen will cause the implementation of its own NDC code on the Product as soon as is reasonably practicable. Notwithstanding the foregoing, Galen will or will cause such Third Person to provide Lilly the quarterly Medicaid rebate per unit, the quarterly 340B Ceiling Price and the annual Federal Supply Schedule Price, along with any revisions on a timely basis in compliance with Applicable Laws (but will not provide Lilly with the supporting information used in deriving the quarterly Medicaid rebate per unit, the quarterly 340B Ceiling Price and the annual Federal Supply Schedule Price).

    Responsibility for the sNDAs.

      Prior to the termination of the license under the sNDAs set forth in Section 3.4, Lilly will fulfill all regulatory requirements with respect to the Product that are imposed upon Lilly as the owner of the sNDAs under Applicable Law (including without limitation submitting qualifying safety reports to the FDA, preparing and submitting periodic reports and responding to regulatory inquiries) and will otherwise manage and maintain the sNDAs in a commercially reasonable manner that is consistent with Lilly's management of supplemental New Drug Applications; provided, however, that Galen will reimburse Lilly, within thirty (30) days of written request by Lilly therefor, for the amount of any and all fees paid by Lilly to the FDA in connection with the sNDAs or sale of Product from and after the Closing Date. Galen will, on a timely basis and in compliance with Section 6.15(b), provide to Lilly all information that Galen has that Lilly does not have that is reasonably necessary and relevant to Lilly's obligations hereunder to fulfill such requirements including, but not limited to, sales distribution information concerning the Product, and will otherwise cooperate with Lilly as reasonably necessary in connection therewith. Lilly will have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the sNDAs and any other issues in connection with the sNDAs (including, but not limited to, decisions to recall the Product) and on whether and how to communicate with the FDA in connection therewith; provided, however, that Lilly will notify and consult with Galen in advance of any material supplement, amendment or alteration of the sNDAs which, in Lilly's reasonable judgment, may materially affect Galen's business of selling, marketing, co-marketing, promoting or co-promoting the Product in the Territory and will reasonably and in good faith consider Galen's comments to a proposed material supplement, amendment or alteration. Galen's Application for Marketing Authorization for Product or Galen New Product will be submitted separate and apart from the sNDAs and NDA 18-936. Galen will be responsible for all preparation and submission activities of any Application for Marketing Authorization with respect to the Product and a Galen New Product, and, as between Lilly and Galen, will own any such Application for Marketing Authorization and any regulatory approvals granted therefrom ("Galen New Product Regulatory Approvals"). Galen may reference the sNDAs (i) with respect to the Product, only to the extent reasonably necessary to obtain approval of an ANDA or an NDA for the Product, and (ii) with respect to a Galen New Product, only to the extent Galen would be entitled to reference the sNDA under Applicable Laws if it had not entered into this Agreement.

      Lilly has developed written procedures for (i) the reporting of adverse drug experiences, as set forth on Exhibit F attached hereto, (ii) the submission by Galen to Lilly and by Lilly to the FDA of labeling and Promotional Materials related to the Product as set forth in Exhibit G, (iii) the administration of and response to medical inquiries concerning the Product by consumers, physicians, pharmacists and other health care professionals as set forth in Exhibit H, and (iv) the administration and analysis of and response to complaints concerning the Product as set forth in Exhibit I. Galen and Lilly will each comply with the provisions thereof during the term of the Manufacturing Agreement.

      Upon the termination of the Manufacturing Agreement, Galen will become and thereafter remain responsible for fulfilling all regulatory requirements with respect to the Product, and Lilly's obligations under Section 6.15(a) shall terminate when Galen shall have sold all the Product supplied to it under the Manufacturing Agreement. Within ninety (90) days prior to the termination of the Manufacturing Agreement, the Parties will develop a written agreement setting forth procedures mutually acceptable to both Parties for reporting adverse drug experiences, administration of medical inquiries (to the extent Galen has not received approval of its Application for Marketing Authorization), submission of Promotional Materials (to the extent Galen has not received approval of its Application for Marketing Authorization), and analysis of and response to complaints after the termination of the Manufacturing Agreement with respect to Product sold during term of the Manufacturing Agreement.

      Upon the termination of the Manufacturing Agreement, each Party will provide the other Party with proposed safety-related label changes to its fluoxetine hydrochloride products and provide the other Party the reasonable opportunity to comment on proposed safety-related changes to labels. Each Party will reasonably consider the other Party's comments in good faith.

      Galen will use its commercially reasonable best efforts to have its Application for Marketing Authorization for the Product approved by the FDA within three years from the Closing Date; provided, however, that Galen's failure to have its Application for Marketing Authorization for Product approved by the FDA within three (3) years after the Closing Date, despite using commercially reasonable best efforts, will not in any way extend the term of the license under the sNDAs set forth in Section 3.4.

      Galen will be responsible for submitting all Applications for Marketing Authority with respect to Galen New Products in the Territory and Lilly will be responsible for submitting all Applications for Marketing Authority with respect to Galen New Products outside of the Territory. As between Lilly and Galen, Galen will own all regulatory approvals with respect to Galen New Products in the Territory ("Galen Regulatory Approvals") and Lilly will own all regulatory approvals with respect to Galen New Products outside of the Territory ("Lilly Regulatory Approvals"). Galen will be responsible for fulfilling all regulatory requirements with respect to a Galen New Product that are imposed upon Galen as the owner of the applicable Galen Regulatory Approval. Lilly will be responsible for fulfilling all regulatory requirements with respect to a Galen New Product that are imposed upon Lilly as the owner of the applicable Lilly Regulatory Approval. Lilly will have the authority with respect to the decision to conduct and the right to control a recall of a Galen New Product sold under a Lilly Regulatory Approval and Galen will have the authority with respect to the decision to conduct and the right to control a recall of a Galen New Product sold under a Galen Regulatory Approval; provided, however, that in either case, the recalling Party will consult with the other Party prior to initiating any such recall.

    Intellectual Property Maintenance. Following the Closing Date, Galen will have the sole right to file, prosecute and maintain, at its sole cost and expense, (i) the Product Intellectual Property and (ii) any patent applications or patents that cover a Galen New Product(s) developed by Galen or its Affiliates. Galen will be responsible for recording the change of ownership of the Product Intellectual Property with any Governmental or Regulatory Authorities at its cost and expense, and Lilly will provide reasonable cooperation in connection therewith upon request by Galen. Lilly (or its designee) will be responsible for and promptly pay or cause to be paid when due all fees necessary to and will otherwise maintain the Licensed Trademark and Trade Dress (other than the Common Law Licensed Trade Dress) and Product Licensed Patent. In the event Lilly elects to exploit any Galen New Products outside the Territory and Galen elects not to file, prosecute and maintain intellectual property rights associated with Galen New Products ("Galen New Product IP") after being requested by Lilly in writing to do so, Lilly may, but will not be obligated to, file, prosecute and maintain Galen New Product IP in Applicable Markets; provided that any such intellectual property rights relating to a Galen New Product will be the sole property of Galen.

    Enforcement of Intellectual Property Rights.

      Right to Seek Relief. The first Party becoming aware of any infringement or suspected infringement which may come to its notice with respect to the Product Licensed Technology, the Licensed Trademarks and Trade Dress, Product Intellectual Property, Product Licensed Patent, Product Licensed Technology or the Galen New Product IP, will notify the other Party and provide the other Party with any information with respect thereto. In the event of any past, present or future infringement by a Third Person of any intellectual property rights relating to Copyrights, Assigned Trade Dress (only as it relates to an infringement in the Territory), Assigned Trademarks or the Galen New Product IP in the Territory, Galen will have the sole right (but not the obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, "Remedies") against such Third Person; provided, however, that Galen then has standing to do so; provided further, however, that Galen's rights set forth in this sentence are subject to Indevus' right to pursue Remedies pursuant to the Indevus Agreement and MIT's right to pursue Remedies pursuant to the MIT License Agreement.

      In the event of any past, present or future infringement by a Third Person in the Territory of any intellectual property related to the Product other than that described in the preceding sentences or of Galen New Product IP outside of the Territory, Lilly or its designee will have the first right (but not the obligation) to pursue any and all Remedies against such Third Person. Should Lilly and its designee determine not to pursue Remedies with respect to any such intellectual property within thirty (30) days after notice from Galen requesting Lilly to do so, then Galen will have the right (but not the obligation) to pursue Remedies against such Third Person; provided, however, that if Galen decides to pursue Remedies, then Galen shall have the right to do so in Lilly's name; provided further, however, that Galen's rights set forth in this sentence are subject to Indevus' rights to pursue Remedies pursuant to the Indevus Agreement and MIT's rights to pursue Remedies pursuant to the MIT License Agreement.

      Notwithstanding anything in this Agreement to the contrary, Lilly and Galen agree to be bound by the Legal Representation Agreement, with respect to the litigation described in Schedule 4.4 (the "Teva Litigation") and with respect to any other matter covered by such Legal Representation Agreement.

      Assistance and Cooperation. In the event that a Party pursues Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, first, to Indevus and/or MIT to the extent required under the Indevus Agreement and/or MIT License Agreement; second, to the Party that controlled the litigation at its conclusion, to cover its costs and expenses; third, to the other Party, to cover its costs and expenses; and to the Party controlling the litigation at its conclusion, the remainder, if any, of such damages and other amounts.

    Infringement of Third Person Rights. In the event that a Third Person institutes a patent, trade secret, trademark or other infringement suit, or a misappropriation or unfair competition suit in the Territory during the term of this Agreement, alleging that the manufacture, marketing, sale or use of the Product or a Galen New Product infringes one or more patent, trademark or other intellectual property rights held by such Third Person or constitutes misappropriation or unfair competition, then Galen will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims regardless of whether Galen has standing. In the event that a Third Person institutes a patent, trade secret, trademark or other infringement suit, or a misappropriation or unfair competition suit outside the Territory during the term of this Agreement, alleging that the manufacture, marketing, sale or use of the Galen New Product outside the Territory infringes one or more patent, trademark or other intellectual property rights held by such Third Person or constitutes misappropriation or unfair competition, then Lilly will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. Should Galen or Lilly (and its designee), as applicable, determine not to pursue the defense of a particular claim within thirty (30) days after notice from the other Party requesting Galen or Lilly, as applicable, to do so, then the other Party will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims (provided it has standing to do so). Galen will not have the right to settle or otherwise dispose of any such claim with respect to the assets licensed to Galen by Lilly or Galen New Product IP outside of the Territory without the written consent of Lilly, which consent will not be unreasonably withheld. Galen's rights set forth in this Section 6.18 are subject to Indevus' and MIT's rights to pursue Remedies pursuant to the Indevus Agreement and MIT License Agreement.

    Sales Training. Lilly will provide one (1) sales training session, including training materials, to Galen representatives at a time and location mutually agreed by the Parties. The scope of the training session will be determined by Lilly in its reasonable discretion, and in no event will Lilly be obligated to provide the services of more than two trainers. The costs and expenses related to the training session and materials will be borne by Lilly; provided, however, that Galen will bear all costs and expenses associated with travel, room and board expenses of Lilly representatives conducting the session and Galen sales representatives and other employees, agents or contractors of Galen attending the session. Lilly shall furnish to Galen a computer disc or electronic copies of all training materials. Galen will use all such materials solely for the purposes contemplated by, and in accordance with the terms and conditions contained in, this Agreement. Galen understands and agrees that the training materials are for internal Galen sales training purposes only. Galen will not use the training materials to detail the Product. Lilly shall have no obligation to update or modify the training materials after they are provided to Galen.

    Marketing Materials. Lilly will deliver the Marketing Materials to a location reasonably designated by Galen as soon as practicable after the Closing Date.

    No Liens. Each of Galen and Lilly will keep the sNDAs, Product Licensed Technology, Licensed Trademark and Trade Dress, and Product Licensed Patents free from all liens and encumbrances.

    Marketing Rights.

      Lilly and its Affiliates will not, within five (5) years after the Closing Date, conduct any comparative clinical trials comparing the Product against any antidepressant.

      The Parties agree that a breach of this Section 6.22 would cause irreparable damage for which no adequate remedy at law would exist and damages would be difficult to determine and that each Party will be entitled to an injunction or injunctions to prevent breaches of this Section 6.22 and to enforce specifically the terms and provisions of this Section 6.22, in addition to any other remedy at law or equity

    Non-Solicitation. From and after the Effective Date and until the second anniversary of the Effective Date, neither Party nor its respective Affiliates will, without the prior written approval of the other Party, directly or indirectly, solicit, encourage, entice or induce any person who is an employee of the other Party or any of its Affiliates at the date hereof or who becomes an employee of the other Party or any of its Affiliates after the date hereof, to terminate his or her employment with the other Party or any of its Affiliates or hire or employ any person who is an employee of the other Party or any of its Affiliates at the date hereof or who becomes an employee of the other Party or any of its Affiliates after the date hereof; provided that the foregoing shall not apply to persons who approach a Party or any of its Affiliates for the purposes of employment or who are hired as a result of the use of an independent employment agency where contact between such person and the independent employment agency was initiated by such person or as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the other Party. If it is ever held by a court of competent jurisdiction that the restriction placed on any Party to this Agreement by this Section 6.23 is too onerous and is not necessary for the protection of the other Party or Parties hereto, each Party to this Agreement agrees that any court of competent jurisdiction may impose lesser restrictions which such court may consider to be necessary or appropriate to properly protect the other Party or Parties hereto.

    Guaranty. Galen will cause Galen Holdings, PLC to execute a Guaranty in the form attached hereto as Exhibit J (the "Guaranty").

    Indevus Agreement and MIT License Agreement. Assuming the accuracy of Lilly's representation and warranty contained in Section 4.7, Galen acknowledges receipt of a copy of the Indevus Agreement and MIT License Agreement and has had full opportunity to review it (other than the Licensed Maintenance Fees (as defined in the MIT License Agreement) which have been redacted from Article IV of the MIT License Agreement and Section 2 of the First Amendment to the MIT License Agreement). Galen agrees that the rights granted to Galen pursuant to this Agreement are subject to the terms of the Indevus Agreement and MIT License Agreement. In the event of conflict between the terms of this Agreement and/or the Manufacturing Agreement, on the one hand, and the Indevus Agreement and MIT License Agreement, on the other, the Indevus Agreement and MIT License Agreement will govern. Galen will not act or fail to act in any way which would cause Lilly to be in breach of the Indevus Agreement. Except to the extent caused by Galen's failure to comply with this Agreement, Lilly will perform all of its obligations under the Indevus Agreement (including without limitation making all royalty payments owed to Indevus when accrued and payable) and will not take or omit to take any action which would result in a breach of its obligations thereunder; provided, however, that the foregoing will not be construed in any way as relieving Galen from its obligation to pay to Lilly any Lilly Third Person Royalty. In the event that Indevus is in default under the Indevus Agreement or MIT under the MIT License Agreement, Lilly shall exercise any rights it has to keep such license and agreement in full force and effect, shall promptly inform Galen of, and consult with Galen with respect to, any such default and shall take any action reasonably requested by Galen to enforce Lilly's rights with respect to such default. To the extent that Lilly fails to take action to keep the Indevus Agreement or MIT License Agreement (to the extent it has the right to do so) in full force and effect or to pursue any remedies for a default thereunder, Galen shall have the right, but not the obligation, to take any such action at Lilly's sole cost and expense. Lilly shall not amend, supplement, modify or replace the Indevus Agreement without the prior written consent of Galen. Lilly will notify Galen in writing immediately upon the receipt of any notice from Indevus to the effect that Lilly has breached any of its obligations under the Indevus Agreement or that Indevus has breached any of its obligations under the MIT License Agreement.

    Third Person Royalty Payments. Neither Lilly nor any of its Affiliates shall enter into any contract, agreement or other commitment providing for the payment of any additional royalty payments to any Third Person with respect to the Product or a Galen New Product in the Territory without the prior written consent of Galen. Neither Galen nor any Affiliates shall enter into any contract, agreement or other commitment providing for the payment of any additional royalty payments to any Third Person with respect to a Galen New Product outside the Territory without the prior written consent of Lilly.

    Non-Disparagement. For a period of the ten (10) years after the Closing Date, neither Lilly nor Galen, nor their respective Affiliates, will issue, or cause to be issued, any press release or otherwise make, or cause to be made, any public statement, comment or remark with respect to the Product, this Agreement or the Manufacturing Agreement or the termination thereof which would reasonably be construed or intended to disparage, criticize or denigrate the Product, this Agreement or the Manufacturing Agreement or the termination thereof.

    No Challenge. Lilly will not unreasonably object to, oppose or otherwise challenge any Application for Marketing Authority (inside the Territory) or portion thereof that is filed by Galen relating to the Product or any Galen New Product for any of the Indications. Galen will not unreasonably object to, oppose or otherwise challenge any application for marketing authority (outside the Territory) or any portion thereof that is filed by Lilly relating to a Product or Galen New Product for any of the Indications.

    Post-Closing Cooperation.

      Galen and Lilly shall cooperate with each other, and shall cause their officers, employees, agents, auditors, Affiliates and representatives to cooperate with each other, for a period of 180 days after the Closing Date for purposes of facilitating the orderly transition of the sale and distribution of the Product from Lilly to Galen and to minimize any disruption to the sale and distribution of the Product and the other respective businesses of Lilly and Galen that might result from the transactions contemplated hereby.

      Each of the parties hereto shall from time to time after the Closing Date, without additional consideration, execute and deliver such further instruments and take such other action as may be reasonably requested by the other party to make effective the transactions contemplated by this Agreement and the Manufacturing Agreement. With respect to all documents, information and other materials included in the Purchase Assets, in addition to paper and other tangible copies, Lilly shall, upon Galen's reasonably request, also provide to Galen electronic copies of such documents, information and other materials; provided that Lilly or any of its Affiliates or their respective agents have electronic copies thereof.

      Upon reasonable advance written notice, Lilly will provide reasonable access to and/or copies of the Non-Transferred Books and Records.

      Each Party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in assisting the other pursuant to this Section 6.29. Neither Party shall be required by this Section 6.29 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations.

    Covenant Not to Sue. Lilly agrees that it will not assert against Galen or a Third Person manufacturer manufacturing Product or Galen New Product for Galen under theories of literal infringement, infringement under the doctrine of equivalents, inducement of or contributory infringement, or breach of contract (including this Agreement) any patent or patent application covering the manufacture of Product which is owned or licensed by Lilly for the manufacture of Product or Galen New Product by or for Galen outside of the Territory for the sole purpose of Galen distributing, using, selling, offering to sell, having sold, marketing, co-marketing, promoting and co-promoting in the Territory and importing into the Territory such Product or Galen New Product so manufactured. Galen agrees that it will not assert against Lilly or a Third Person manufacturer manufacturing Galen New Product for Lilly under theories of literal infringement, infringement under the doctrine of equivalents, inducement of or contributory infringement, or breach of contract (including this Agreement) any patent or patent application covering the manufacture of Galen New Product which is owned or licensed by Galen for the manufacture of Galen New Product by or for Lilly inside the Territory for the sole purpose of Lilly distributing, using, selling, offering to sell, having sold, marketing, co-marketing, promoting and co-promoting outside the Territory and exporting from the Territory such Galen New Product so manufactured.

    Current Phase IV Clinical Trial. Lilly will, at its sole cost and expense, conduct the Current Phase IV Clinical Trial. In the event the FDA requires Phase IV clinical trials for the Product beyond the Current Phase IV Clinical Trial, Galen will, at its sole cost and expense, conduct such Phase IV clinical trials for the Product beyond the Current Phase IV Clinical Trial. In the event the FDA proposes Phase IV clinical trials for the Product beyond the Current Phase IV Clinical Trial, Lilly will consult with Galen about such FDA proposals and will include Galen in material discussions with the FDA regarding such proposals to the extent allowed by the FDA. In the event the FDA requires Phase IV clinical trials for the Product beyond the Current Phase IV Clinical Trial, if so requested by Galen, Lilly will use commercially reasonable efforts to acquire a waiver of such requirement from the FDA.

    No Sale for Resale. After the Closing Date, and to the extent permitted by Applicable Law, Galen shall not, and shall not permit its Affiliates to distribute, use, sell offer to sell, have sold, market, co-market, promote, co-promote, import or export any product bearing the Sarafem (R) trademark or Galen New Product outside of the Territory; provided, that Lilly shall not, and shall not permit its Affiliates to distribute, use, sell offer to sell, have sold, market, co-market, promote, co-promote, import or export any products or Galen New Product bearing the Sarafem (R) trademark, or Galen New Product inside the Territory. To the extent permitted by Applicable Law, Galen shall, if it becomes aware of any resale of any product bearing the Sarafem (R) trademark or Galen New Product outside of the Territory by a customer who purchased such product from Galen in the Territory, use commercially reasonable efforts to prevent further resales by such customer, including, where lawful, practical and commercially reasonable, stopping sales of such product to such customer. To the extent permitted by Applicable Law, Lilly shall, if it becomes aware of any resale of any product bearing the Sarafem (R) trademark, Product or Galen New Product in the Territory by a customer who purchased such product, Product or Galen New Product from Lilly outside of the Territory, use commercially reasonable efforts to prevent further resales by such customer, including, where lawful, practical and commercially reasonable, stopping sales of such product to such customer.

  CONDITIONS PRECEDENT TO THE CLOSING; CLOSING DATE

    Conditions Precedent to Galen's Obligations. Subject to waiver as set forth in Section 12.3, all obligations of Galen to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

      Representations and Warranties True as of the Closing Date. The representations and warranties of Lilly contained in this Agreement, the Manufacturing Agreement and in any schedule, certificate or document delivered by Lilly to Galen pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of the Closing Date.

      Compliance with this Agreement. Lilly will have performed and complied with all agreements and conditions required by this Agreement and the Manufacturing Agreement to be performed or complied with by it on or prior to the Closing Date.

      Closing Certificate. Galen will have received a certificate from Lilly, executed by an officer of Lilly, certifying in such detail as Galen may reasonably request that the conditions specified in Sections 7.1(a) and 7.1(b) have been fulfilled and certifying that Lilly has obtained all consents and approvals required by Section 7.1(e).

      No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, will be pending against Lilly or its Affiliates before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

      Consents and Approvals. The Parties will have either received notice from the Federal Trade Commission or the U.S. Department of Justice (the "Competition Authority") of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of the Parties; provided, however, that Galen has not caused, directly or indirectly, this condition to go unsatisfied by its actions or inactions.

      Quality Agreement. Lilly will have entered into the Quality Agreement.

      Manufacturing Agreement, Litigation Agreement and Legal Representation Agreement. Lilly will have entered into the Manufacturing Agreement, the Litigation Agreement and the Legal Representation Agreement.

    Conditions Precedent to Lilly's Obligations. Subject to waiver as set forth in Section 12.3, all obligations of Lilly to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

      Representations and Warranties True as of the Closing Date. The representations and warranties of Galen contained in this Agreement, the Manufacturing Agreement, and in any schedule, certificate or document delivered by Galen to Lilly pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of the Closing Date.

      Compliance with this Agreement. Galen will have performed and complied with all agreements and conditions required by this Agreement and the Manufacturing Agreement to be performed or complied with by it on or prior to the Closing Date.

      Closing Certificate. Lilly will have received a certificate from Galen, executed by an officer of Galen, certifying in such detail as Lilly may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b) have been fulfilled and certifying that Galen has obtained all consents and approvals required by Section 7.2(e), below.

      No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, will be threatened or be pending before any Governmental or Regulatory Authority in which it is sought to restrain or prohibit the consummation of the transactions contemplated hereby.

      Consents and Approvals. The Parties will have either received notice from the Competition Authority of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of the Parties; provided, however that Lilly has not caused, directly or indirectly, this condition to go unsatisfied by its actions or inactions.

      Quality Agreement, Manufacturing Agreement, Litigation Agreement, Legal Representation Agreement and Guaranty. Galen will have entered into the Quality Agreement, Manufacturing Agreement, the Litigation Agreement and the Legal Representation Agreement and Galen Holdings, PLC will have entered into the Guaranty.

    Closing Date.

      Subject to Section 7.3(b), the closing of the transactions contemplated by this Agreement will take place at 10:00 a.m., Indianapolis time, on the third (3rd) Lilly business day following the day that the last condition precedent set forth in Sections 7.1 and 7.2 has been satisfied or waived by the necessary Party or on such other date as may be mutually agreed upon in writing by the Parties (the "Closing Date") at the offices of Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana. Each Party hereby agrees to use its commercially reasonable best efforts to deliver the certificate described herein to the other in a timely manner, and a Party may not withhold delivery of the applicable certificate if all other conditions which are precedent to is obligations have been satisfied or waived by the other Party.

      If the closing of the transactions contemplated hereby has not occurred on or before sixty (60) days after the Effective Date, because the conditions described in Sections 7.1 and/or 7.2, have not been satisfied or waived, then Lilly and Galen agree to discuss in good faith which substantive terms set forth in this Agreement, the Manufacturing Agreement, or any document attached hereto and thereto need to be modified as a result of the delay in such closing; provided, however, that neither Party will have an obligation to agree to such modification. Each Party hereby agrees to use commercially reasonable best efforts to consummate the transactions contemplated herein on or before the sixtieth (60th) day after the Effective Date; provided, however, that if the Parties are unable to close the transactions contemplated hereby within one hundred twenty (120) days after the Effective Date, then any Party that is not in material default of its obligations under this Agreement (including its obligation to deliver the certificates described in Section 7.1(c) in the case of Lilly and Section 7.2(c) in the case of Galen) may terminate this Agreement upon written notice to the other and each may pursue such other remedies as are available to it at law, in equity or under this Agreement. If neither Party is then in material default of its obligations under this Agreement upon delivery of such termination notice, then this Agreement will terminate and neither Party will have any Obligation to the other with respect to such termination.

    Deliveries at Closing.

      Closing Deliveries by Lilly. At the Closing, Lilly will deliver or cause to be delivered to Galen:

        a bill of sale in the form attached hereto as Exhibit D ("Bill of Sale");

        a duly executed counterpart of the Quality Agreement;

        an assignment of the Assigned Trademark and Trade Dress;

        all Transferred Books and Records; provided, however, that Transferred Books and Records will be sent to Galen to a location designated by Galen as soon as practicable after the Closing Date, but Lilly will not be in breach to the extent the Transferred Books and Records arrive at such location in any event within fourteen (14) business days of the Closing Date;

        an assignment of the Copyrights; and

        Marketing Materials; provided, however, that the Marketing Materials will be sent to Galen to a location designated by Galen as soon as practicable after the Closing Date, but Lilly will not be in breach to the extent the Marketing Materials arrive at such location within 14 business days of the Closing Date.

      Closing Deliveries by Galen. At the Closing, Galen will deliver or cause to be delivered to Lilly:

        the Closing Date Payment; and

        a duly executed counterpart of the Quality Agreement.

  CONFIDENTIALITY

    Confidential Information. The Parties agree that, at all times during the term of this Agreement and for a ten (10) year period following its expiration or earlier termination, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement or the Manufacturing Agreement any Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date.

    Disclosure. Each Party may disclose the other Party's Confidential Information to the extent that such disclosure is:

      made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information which is legally required to be disclosed in such response to such court or governmental order or subpoena;

      otherwise as required by law, in the opinion of legal counsel to the Receiving Party, as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the Disclosing Party at least twenty-four (24) hours prior to the Receiving Party's disclosure of the Confidential Information pursuant to this Section 8.2;

      made by Galen as the Receiving Party to the Governmental or Regulatory Authority as required to obtain or maintain marketing approval for the Product or a Galen New Product, provided that reasonable measure will be taken to assure confidential treatment of such information;

      made by Lilly as the Receiving Party to a Third Person as may be necessary or useful in connection with the activities of Lilly following the Closing Date within the scope of the Permitted Activities, provided that such Third Person or Third Persons agree to reasonable non-disclosure and non-use obligations with respect to such information to the extent Lilly would seek such commitments from such Third Person in the normal course of conducting the Permitted Activities;

      made by Galen as the Receiving Party to a Third Person as may be necessary or useful in connection with the activities of Galen in the manufacture or development and commercialization of the Product and Galen New Product; provided that such Third Person or Third Persons agree to reasonable non-disclosure and non-use obligations with respect to such information to the extent Galen would seek such commitments from such Third Person in the normal course of conducting its activities in the manufacture and development and commercialization of the Product or Galen New Product;

      made by the Receiving Party to a United States or foreign tax authority; or

      made by the Receiving Party to its Representatives; provided, however, that (i) the Representative has a need to know such Confidential Information for purposes of this Agreement or the Manufacturing Agreement; (ii) the Receiving Party informs its Representatives receiving Confidential Information of its confidential nature; and (iii) the Receiving Party will be responsible for any breach of this Section 8 by any of its Representatives to the same extent as if the breach were by the Receiving Party.

    Notification. The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.

    Remedies. Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement relating to the transactions contemplated by this Agreement and the Manufacturing Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 8, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by Applicable Law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief. The rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section is intended, or should be construed, to limit a Party's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

  TERMINATION

    Termination Prior to the Closing Date. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows prior to the Closing Date:

      Termination for Insolvency. Each Party may immediately terminate this Agreement by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party which is not dismissed within thirty (30) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

      Termination for Default. Either Party may terminate this entire Agreement because of a material breach or material default of this Agreement by the other Party as follows: The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days with respect to monetary breaches or defaults or ninety (90) days with respect to non-monetary material breaches or material defaults after the date of receipt of the notification or, if the non-monetary material breach or material default reasonably cannot be corrected or remedied within ninety (90) days, then if (i) the defaulting Party has not commenced remedying said material breach or material default within said ninety (90) days and be diligently pursuing completion of same, or (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. This Section 9.1(b) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

      Either Party may terminate this Agreement upon written notice if any court of competent jurisdiction or other competent Governmental or Regulatory Authority shall have issued a decree, judgment, injunction or order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the Manufacturing Agreement and such decree, judgment, injunction or order or other action shall have become final and nonappealable.

    Termination or Suspension Following the Closing Date. Following the Closing Date, this Agreement may not be suspended or terminated by either Party, except that (i) Lilly may suspend the licenses granted pursuant to Sections 3.2, 3.3, 3.4 and 3.5 utilizing the procedures set forth in Section 9.1(b) as a result of any breach by Galen in the payment of the Lilly Third Person Royalty Payment owed with respect to Net Sales of Product, a payment of an Anniversary Payment, or any other payment obligation under this Agreement or the Manufacturing Agreement until and unless Galen pays Lilly any Lilly Third Person Royalty Payment, Anniversary Payment or such other payment under this Agreement or the Manufacturing Agreement so owed, plus accrued interest as provided in Section 2.7, at which time such licenses will be automatically reinstated; provided, however, that in the event that such breach relates to a Galen New Product, this clause (i) shall apply only to such Galen New Product but not to the Product or any other Galen New Products, (ii) Lilly may suspend the license granted pursuant to Sections 3.3 utilizing the procedures set forth in Section 9.1(b) as a result of any material breach or material default by Galen of Section 6.13, above, only with respect to all Galen New Products, and (iii) Galen may suspend the license granted pursuant to Sections 3.7(b) utilizing the procedures set forth in Section 9.1(b) as a result of any breach by Lilly in the payment of Lilly Royalty Payments owed with respect to a Galen New Product only to the extent such license relates to the affected Galen New Product in the Applicable Market (but will have no such effect with respect to such Galen New Product in other Applicable Markets or any other Galen New Products) until and unless Lilly pays Galen any Lilly Royalty Payment so owed, plus owed interest as provided in Section 2.7, at which time such license will be automatically reinstated. Except as otherwise set forth in this Section 9.2, the Parties agree that a breach of this Agreement will not entitle the non-breaching Party to terminate this Agreement or suspend any licenses granted hereunder.

    Termination of Sublicenses. Any licenses and sublicenses granted by Galen under this Agreement with respect to the Product Licensed Technology, Product Licensed Patent, the sNDAs or License Trademark and Trade Dress will provide for immediate termination (or suspension, as the case may be) upon termination (or suspension) of the licenses or sublicense granted in Sections 3.2, 3.3, 3.4 and 3.5, as the case may be, to the same, and only to the same, extent as such termination or suspension.

    Effect of Termination; Continuing Obligations. Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement will serve to terminate the rights and obligations under Sections 6.5, 6.23 and Articles 1, 4 (subject to the limitation set forth in Section 4.21), 5 (subject to the limitation set forth in Section 5.9), 8, 9, 11 (subject to the limitations set forth in Sections 4.21 and 5.9) and 12 hereof and rights and obligations which otherwise expressly survive the termination of this Agreement, and Sections which are necessary to give effect to rights and obligations which expressly survive the termination of this Agreement. Notwithstanding the termination of this Agreement or any provision contained herein, each Party will be entitled to seek any remedies available to such Party at law or in equity with respect to the Agreement or any provision contained herein so terminated.

    Non-Exclusive Remedies. The remedies set forth in this Article 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement; provided that the remedy set forth in this Article 9 are the exclusive remedies for a breach of Section 6.13.

  ASSUMPTION OF LIABILITIES BY GALEN

  Except as otherwise provided in this Agreement, Galen hereby assumes and agrees, in each case, as of the Closing Date, to bear and be responsible for and to perform and satisfy all responsibilities, duties (including compliance with all Applicable Laws), obligations, claims, Damages, liabilities, debts, burdens and problems of any nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, matured or unmatured, determinable or undeterminable and due or to become due) (collectively, the "Obligations") to the extent arising on or after the Closing Date from Galen's ownership, licensing, operation and/or use of the Product Intellectual Property, Assigned Internet Domain Names, the Marketing Materials, the Licensed Trademark and Trade Dress, the sNDAs, the Product Licensed Technology and Product Licensed Patent, as well as those Obligations associated directly or indirectly with the manufacturing (but only to the extent the Product has been manufactured by Galen or its contractor (other than Lilly)), distributing, marketing, co-marketing, promoting, co-promoting, selling, having sold, distributing or using the Product or Galen New Product on and after the Closing Date, including all recalls (subject to Section 10.2 of the Manufacturing Agreement), all warranty claims and all product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted) arising in connection with Product or Galen New Product sold on or after the Closing Date, except for the Excluded Liabilities and those Obligations with respect to which Lilly is providing indemnification pursuant to the provisions of Section 11.1 of this Agreement, which Obligations will remain the responsibility of Lilly as set forth herein. All of the foregoing are hereinafter collectively referred to as the "Assumed Liabilities."

  INDEMNIFICATION; INSURANCE

    Indemnification by Lilly. Lilly will indemnify and hold Galen and its Affiliates harmless from and against any and all Damages incurred or suffered by Galen and its Affiliates to the extent caused by or arising out of or in connection with:

      any breach of any representation or warranty made by Lilly in this Agreement, Litigation Agreement, Legal Representation Agreement or the Manufacturing Agreement;

      any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement, the Manufacturing Agreement, the Litigation Agreement or the Legal Representation Agreement;

      any Excluded Liabilities;

      Lilly's failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder, in the Litigation Agreement, Legal Representation Agreement or the Manufacturing Agreement;

      the negligence, gross negligence or willful misconduct of Lilly, its Affiliates, or its or its Affiliates' employees, agents or contractors (other than Galen); and

      the manufacture, marketing, promotion, sale or distribution of Prozac (R) by Lilly or its Affiliates.

    Indemnification by Galen. Galen will indemnify and hold Lilly and its Affiliates harmless from and against any and all Damages incurred or suffered by Lilly and its Affiliates to the extent caused by or arising out of or in connection with:

      any breach of any representation or warranty made by Galen in this Agreement, Litigation Agreement, Legal Representation Agreement or the Manufacturing Agreement;

      any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Galen contained in this Agreement, the Manufacturing Agreement, the Litigation Agreement or the Legal Representation Agreement, except for Section 6.13 of this Agreement;

      any Assumed Liabilities;

      any Galen New Product, Galen New Product Assets or Galen New Product IP infringing or violating the patent rights or other intellectual property rights of Third Persons in the Territory;

      the manufacturing, handling, possession, marketing, distribution, promotion, sale or use of the Product by Galen or another Galen Permitted Seller after the Closing Date including any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability, except to the extent such Damage is caused by Lilly Error (as defined in the Manufacturing Agreement), by a breach of this Agreement or the Manufacturing Agreement by Lilly, or is an Excluded Liability;

      Galen's failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder or under the Manufacturing Agreement or Galen's or another Permitted Seller's failure to comply with Applicable Laws relating to manufacturing, having manufactured, using, distributing, marketing, co-marketing, promoting, co-promoting, selling and having sold the Product or Galen New Products on or after the Closing Date, except to the extent that any Damages related to or arising therefrom are caused by Lilly Error or by a breach of this Agreement or the Manufacturing Agreement by Lilly;

      the handling, possession, manufacturing, having manufactured, marketing, co-marketing, distribution, promotion, co-promotion, sale, having sold or use of any Galen New Product by Galen or any other Galen Permitted Seller, including any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability; and

      the negligence, gross negligence or willful misconduct of Galen, its Affiliates or its or its Affiliates' employees, agents or contractors (other than Lilly).

    Notice and Opportunity To Defend. Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 11.1 or 11.2, such Party (the "Indemnified Party") will give the other Party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent that such failure to give notice materially prejudices the defense of such claim. The Indemnifying Party will have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification; provided, however, that the Indemnifying Party may do so under a reservation of rights with respect to the obligation to indemnify. If the Indemnifying Party undertakes to compromise or defend any such asserted liability, it will promptly (and in any event not more than ten (10) business days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defense against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party subject to the Indemnifying Party's reservation of rights. If the Indemnifying Party (i) elects not to compromise or defend the asserted liability, (ii) fails to timely notify the Indemnified Party of its election to compromise or defend as herein provided, or, (iii) if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief (other than the payment of money damages) that could materially adversely affect the ongoing business of the Indemnified Party, the Indemnified Party will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, where such indemnification obligation exists hereunder and subject to the Indemnifying Party's reservation of rights, if any. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim without consent of the other Party where such (x) settlement or compromise would impose injunctive obligations on the non-settling or non-compromising Party or (y) any Damages on the non-settling or non-compromising Party that are not subject to indemnification hereunder; provided, however, that, in the case of (y), consent to settlement or compromise will not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense (or at the Indemnifying Party's expense, in the circumstances described in (i) through (iii) of this Section 11.3 above where such indemnification obligation exists hereunder) in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the Indemnified Party which are made available to the Indemnifying Party hereunder will be held in strict confidence by the Indemnifying Party (except to the extent disclosure is reasonably necessary for the defense of such claim) and will be disclosed by the Indemnified Party to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim.

    Notwithstanding anything to the contrary in this Section 11.3, (a) the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner, and (b) to the extent the Indemnifying Party has elected to defend a claim, the Indemnifying Party will not cease to defend such claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

    Indemnification Payment Obligation. Notwithstanding anything in this Agreement to the contrary, an Indemnifying Party will have no obligations under subsections 11.1(a) and 11.2(a), respectively, of this Agreement and as incorporated by reference in the Manufacturing Agreement to indemnify the other Party or its Affiliates until the cumulative aggregate amount of Damages incurred or suffered by such other Party or its Affiliates which such Indemnifying Party is otherwise subject to under this Agreement and the Manufacturing Agreement exceeds One Million US Dollars (US$1,000,000) (the "Deductible Amount"), at which time such Indemnifying Party will have the obligation under subsections 11.1(a) and 11.2(a), respectively, of this Agreement and as incorporated by reference in the Manufacturing Agreement to indemnify the other Party or its Affiliates only for Damages in excess of the Deductible Amount.

    Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Article 11 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that the foregoing will not under any circumstances reduce the Damages for which either Party is obligated to indemnify the other to the extent the insurance proceeds received result from a self-insurance program; provided further, however, that an Indemnified Party will not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. To the extent the preceding sentence is applicable, if any Indemnified Party receives any payment pursuant to this Article 11 with respect to any Damages and subsequently receives insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, that in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages.

    Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Article 11, the Indemnifying Party will pay to the Indemnified Party, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.

    Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY NOR ITS AFFILIATES WILL BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING SUCH PARTY'S OR ITS AFFILIATES' OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH PARTY'S OR SUCH PARTY'S AFFILIATES' EMPLOYEES, AGENTS OR CONTRACTORS).

    Insurance. Galen will maintain at its own expense, with a reputable insurance carrier reasonably acceptable to Lilly or will self-insure, full insurance coverage for Galen, written on a per occurrence basis, including errors and omissions insurance encompassing claims relating to Galen's performance of its obligations under this Agreement and the Manufacturing Agreement and comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages arising out of acts or omissions of Galen, which will be specifically endorsed to cover Galen's indemnification obligations under this Article 11. Galen will name Lilly as an additional insured on such insurance. Minimum limits of such insurance (not warranted to be necessarily sufficient for the purposes of Galen's obligation under this Agreement or the Manufacturing Agreement) will be twenty million US Dollars (US$20,000,000) coverage. Maintenance of such insurance coverage will not relieve Galen of any responsibility under this Agreement or the Manufacturing Agreement for damage in excess of insurance limits or otherwise. Galen will provide Lilly with a certificate from the insurer(s), or evidence of self-insurance reasonably acceptable to Lilly, evidencing such insurance coverage and the insurer's agreement to notify Lilly at least sixty (60) days in advance of any cancellation or modification of such insurance.

    Survival. Each Indemnified Party's rights under Article 11 will not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement or the Manufacturing Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Article 11.

  MISCELLANEOUS

    Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns. Neither Lilly nor Galen may assign this Agreement without the prior written consent of the other, which consent may not be unreasonably withheld or delayed; provided, however, that (i) Lilly will have the right without the consent of Galen to assign Lilly's right to receive the Royalty Payments and Lilly Third Person Royalty Payments to a Third Person, and (ii) either Party may assign its rights and obligations under this Agreement to any of its Affiliates, without the consent of the other Party. No assignment of this Agreement or of any rights hereunder will relieve the assigning Party from being primarily liable for any of the obligations or liabilities hereunder it would have had if it had not assigned this Agreement.

    Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, same-day courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by same-day courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the fifth business day following the date of post mark in the case of delivery by mail) as follows:

    If to Lilly, as follows:
    Eli Lilly and Company
    Lilly Corporate Center
    Indianapolis, Indiana 46285
    Facsimile: (317) 276-2356
    Attn: President, U.S. Affiliate

    With a copy to:
    Eli Lilly and Company
    Lilly Corporate Center
    Indianapolis, Indiana 46285
    Facsimile: (317) 433-3000
    Attn: General Counsel

    If to Galen, as follows:
    Galen (Chemicals) Limited
    4 Adelaide Street
    Dun Laoghaire, Co. Dublin
    Ireland
    Facsimile: 011 353 1 214 8474
    Attn: Senior Vice President, Finance

    With a copy to:
    Galen Holdings PLC
    100 Enterprise Drive
    Rockaway, NJ 07866
    Facsimile: (973) 442-3316

    Attn: Senior Vice President, Corporate Development
    and General Counsel

    or to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 12.2 by any Party hereto to the other Party.

    Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or Galen in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or Galen of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

    Entire Agreement. This Agreement, the Manufacturing Agreement, the Legal Representation Agreement and the Litigation Agreement and all appendices, exhibits and schedules attached hereto and thereto and all documents and certificates contemplated or delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements or understandings of the Parties relating hereto and thereto.

    Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

    Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

    Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.

    Captions. All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

    No Third-Person Rights. Except as provided herein, no provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.

    Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.

    No Joint Venture. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

    Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby. In the event a part or provisions of this Agreement is held to be illegal, invalid or unenforceable, the Parties agree to negotiate in good faith an amendment of such part or provision in a manner consistent with the intent of the Parties.

    Construction. This Agreement will be deemed to have been drafted by both Lilly and Galen and will not be construed more strictly against either Party as the draftsperson hereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, said Party will provide written notice of same to the other Party. Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use commercially reasonable best efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party's nonperformance.IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By: /s/ John C. Lechleiter

Printed Name: John C. Lechleiter

Title: Executive Vice President Pharmaceutical Products and Corporate Development

GALEN (CHEMICALS) LIMITED

By: /s/ Roger M. Boissonneault

Printed Name: Roger M. Boissonneault

Title: Director